Exhibit 10.1

PURCHASE AND SALE AGREEMENT

dated as of October 31, 2005

by and among

KSL RECREATION HOLDINGS I, LLC

KSL RECREATION MANAGEMENT OPERATIONS, LLC

as Sellers

and

SHC DEL CORONADO, L.L.C.

as Purchaser

Page

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
ARTICLE II	PURCHASE AND SALE; DEPOSIT; INSPECTIONS	14
2.1	Purchase and Sale	14
2.2	Working Capital Adjustment	15
2.3	Other Closing Adjustments; Cash; Transaction Expenses	16
2.4	Purchase Price Allocation	17
2.5	Deposit	17
2.6	Inspection; Review of Title	18
2.7	Confirmatory Due Diligence	21
2.8	Designation of Purchaser as Buyer Under CNL Agreement	23
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLERS	23
3.1	Organization and Power	23
3.2	Authorization and Execution	24
3.3	Ownership of HdC Interests	24
3.4	Seller Non-Contravention	25
3.5	Bankruptcy	25
3.6	Seller Is Not a	25
3.7	Brokers	25

ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATIVE TO HdC AND THE HdC ENTITIES	25
4.1	Organization and Power	25
4.2	Personal Property	25
4.3	Non-contravention	26
4.4	Bankruptcy	26
4.5	No Special Taxes	26
4.6	Compliance with Existing Laws	26
4.7	Ordinary Course Contracts; Other Agreements	26
4.8	Occupancy Agreements	27
4.9	Insurance	27
4.10	Condemnation Proceedings; Roadways	27
4.11	Actions or Proceedings	27
4.12	No Commitments	28
4.13	Financial Statements	28
4.14	Special Purpose Entities	28
4.15	Expansion Entitlements	28

i

(Continued)

Page

4.16	Environmental	28
4.17	Memberships	29
4.18	HdC Marks	29
4.19	Tax Matters	29
4.20	Submission Matters	30
4.21	Labor; ERISA	30
4.22	Brokers	30
4.23	No Options	30
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER	31
5.1	Organization and Power	31
5.2	Authorization and Execution	31
5.3	Non-contravention	31
5.4	Litigation	31
5.5	Financing	32
5.6	Investment	32
5.7	Brokers	32
5.8	Limitation On Sellers' Representations and Warranties	32
5.9	Release	33
ARTICLE VI	CONDITIONS PRECEDENT	34
6.1	As to Purchaser's Obligations	34
6.2	As to Sellers' Obligations	35
6.3	Efforts of the Parties	36
6.4	Failure of Conditions	36
6.5	Waiver by Purchaser	37
ARTICLE VII	COVENANTS OF SELLERS AND PURCHASER	37
7.1	Intercompany Debt	37
7.2	Ordinary Course Contracts; Other Agreements	37
7.3	North Beach and Spa and Beach Club Projects	38
7.4	Insurance	38
7.5	Operation of HdC Prior to Closing	38
7.6	HdC Interests	40
7.7	Reasonable Inspection	41
7.8	Replacement Debt	41
7.9	Notification of Certain Matters	41
7.10	Name Change	41
7.11	No Solicitation	42
7.12	Liquor Licenses	42

(Continued)

Page

7.13	Waiver of Transfer Restrictions	42
7.14	Compliance with SEC Reporting Requirements	43
7.15	Manager Transfers	43
7.16	Reconfiguration of KSL Management	43
7.17	CNL Agreement	43
7.18	KSL DC Corporation Holdback	44
ARTICLE VIII	CLOSING	44
8.1	Closing	44
8.2	Seller's Deliveries	44
8.3	Purchaser's Deliveries	45
8.4	Mutual Deliveries	46
8.5	Actions of Escrow Agent	46
8.6	Closing Costs	47
ARTICLE IX	CASUALTY; CONDEMNATION	47
9.1	Fire or Other Casualty	47
9.2	Condemnation	48
ARTICLE X	DEFAULT; TERMINATION RIGHTS; INDEMNITY	49
10.1	Default by Sellers	49
10.2	Default by Purchaser	50
10.3	Surviving Claims	51
10.4	Indemnity	51
10.5	Indemnification Procedures	52
10.6	Exclusive Remedy	53
ARTICLE XI	TAX MATTERS	54
11.1	Tax Returns	54
11.2	Contests	54
11.3	Survival	55
ARTICLE XII	MISCELLANEOUS PROVISIONS	55
12.1	Completeness; Modification	55
12.2	Assignments	55
12.3	Successors and Assigns	55
12.4	Days	55
12.5	Governing Law	56
12.6	Counterparts	56

(Continued)

Page

12.7	Sellers' Representative	56
12.8	Severability	57
12.9	Notices	57
12.10	Escrow Agent	58
12.11	Incorporation by Reference	59
12.12	Further Assurances	59
12.13	No Partnership	59
12.14	Time of Essence	59
12.15	Press Releases	59
12.16	Signatory Exculpation	60
12.17	Rules of Construction	60
12.18	No Recording	60
12.19	No Recourse	60
12.20	Survival	60

EXHIBITS AND SCHEDULES

Exhibit A	Hotel Legal Description
Exhibit B	North Beach Legal Description
Exhibit C	Financial Statements
Exhibit D	FIRPTA Certificate
Exhibit E	HdC Interest Assignment
Exhibit F	Indemnification Escrow Agreement
Exhibit G	North Beach Plan and Budget
Exhibit H	Replacement Debt Criteria

Schedules

Schedule 1	Acquired Entities and Subsidiary Entities
Schedule 2	HdC Interests
Schedule 3	Excluded Contracts
Schedule 4	Expansion Entitlements
Schedule 5	Pro Forma Title Policy
Schedule 6	Loan Documents Relating to Existing Debt
Schedule 2.2	Reference Working Capital Amount
Schedule 2.4	Purchase Price Allocation
Schedule 3.3	Post-Closing Structure Chart
Schedule 4.3	Violations
Schedule 4.5	Special Taxes
Schedule 4.7	Ordinary Course Contracts
Schedule 4.8	Occupancy Agreements
Schedule 4.10	Condemnation
Schedule 4.12	Commitments
Schedule 4.17	[Intentionally Deleted]
Schedule 4.18	HdC Marks
Schedule 4.19	Tax Matters
Schedule 4.21	Benefit Plans

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of October 31, 2005 (the "Effective Date"), by and among KSL Recreation Holdings I, LLC, a Delaware limited liability company ("KSL"), KSL Recreation Management Operations, LLC, a Delaware limited liability company ("KSL Management") (KSL and KSL Management, each a "Seller" and collectively, the "Sellers"), and SHC Del Coronado, L.L.C., a Delaware limited liability company ("Purchaser").

R E C I T A L S:

A.            Sellers either own or currently have the right to acquire the HdC Interests (as defined below) which represent 100% of the aggregate outstanding direct and indirect equity interests in the entities which currently own, operate and manage HdC (as defined below).

B.            Purchaser desires to purchase 45% of the HdC Interests, through a combination of direct and indirect interests, and Sellers desire to sell and designate the Purchaser as the purchaser of such HdC Interests, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

ARTICLE I

DEFINITIONS

1.1	Definitions. The following terms shall have the meanings set forth below:

"Acquired Entities" (or individually, an "Acquired Entity") shall mean the HdC Entities and each Subsidiary Entity thereof.

"Acquired Entity Organizational Documents" shall have the meaning ascribed thereto in Section 2.6(b)(iv).

"Action" shall mean any claim, action, suit, arbitration, inquiry, or proceeding by or on behalf of any Person or any claim, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

"Additional Deposit" shall have the meaning ascribed thereto in Section 2.5.

"Adjusted Gross Purchase Price" shall mean the Unadjusted Gross Purchase Price as shall be adjusted as provided in Articles II, IX and X.

"Advance Bookings" shall mean reservations and agreements made or entered into by Manager in the ordinary course of business prior to Closing for hotel rooms or meeting rooms to be utilized after Closing, or for special events, catering services or other hotel services to be provided after Closing at or by the Hotel.

"Affiliate" of a Person shall mean (i) any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person, or (ii) any other Person in which such Person has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, in no event shall KSL II Management Operations, LLC, a Delaware limited liability company, or any of its Affiliates (other than a Seller or any Acquired Entity) be deemed an Affiliate of Sellers or any of the Acquired Entities.

"Allocated HdC Interest Adjusted Purchase Price" shall have the meaning ascribed thereto in Section 2.4.

"Allocated HdC Interest Unadjusted Purchase Price" shall have the meaning ascribed thereto in Section 2.4.

"Applicable Laws" shall mean any Laws or restrictive covenants or deed restrictions affecting HdC or the ownership, operation, use, maintenance or condition thereof.

"Approval Standard" shall have the meaning ascribed such term in Section 7.2.

"Article III Representations and Warranties" shall have the meaning ascribed thereto in Article III.

"Article IV Representations and Warranties" shall have the meaning ascribed thereto in Article IV.

"Asset Management Agreement" shall mean the Asset Management Agreement to be entered into by and between HdC Parent and SHC DTRS, Inc., a Delaware corporation, at Closing.

"Authorizations" shall mean all licenses, permits and approvals required by any Governmental Authority with respect to the construction, ownership, operation, leasing, maintenance, or use of HdC or any part thereof.

"Benefit Plan" shall mean any "employee benefit plan" within the meaning of Section 3(3) of ERISA that provides benefits to any person currently or formerly employed at the Hotel by any Acquired Entity.

"Business Day" shall mean any day other than Saturday, Sunday or a federal holiday on which banks in the State of California are authorized by law to be closed.

"Casualty Threshold" shall have the meaning ascribed thereto in Section 9.1.

"Category 1 Submission Matters" shall mean the Submission Matters listed in Section 2.6(b) consisting of the following: item number (i) only as to the Operating Lease, the

Occupancy Agreements, Operating Agreements and the material Leased Property Agreements; and item numbers (ii), (iii), (iv), (v) and (vi).

"Category 2 Submission Matters" shall mean the Submission Matters listed in Section 2.6(b) consisting of the following: item number (i) only as to non-material Leased Property Agreements; and item numbers (ix), (x) and (xi).

"Closing" shall mean the consummation of the transactions contemplated by this Agreement, which shall occur on the Closing Date.

"Closing Date" shall have the meaning ascribed thereto in Section 8.1.

"Closing Documents" shall have the meaning ascribed to such term in Section 8.1.

"Closing Working Capital" shall have the meaning ascribed thereto in Section 2.2(b)(viii).

"CNL" shall mean, collectively, CNL Hospitality Partners, LP and CNL KSL Partners GP, LLC.

"CNL Agreement" shall mean that certain Purchase and Sale Agreement of even date herewith by and among Sellers and CNL, pursuant to which Sellers have agreed to purchase, and CNL has agreed to sell, the HdC Interests described therein, a true and complete copy of which has been delivered to Purchaser.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Collective Bargaining Agreement" shall mean that certain Collective Bargaining Agreement dated effective as of July 1, 2005, by and between Manager and UNITE HERE Local 30, as amended.

"Competing Transaction" shall mean any business combination or recapitalization involving any or all of the Acquired Entities or any acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, any or all of the Acquired Entities or any other similar transaction with respect to any of the Acquired Entities involving any Person or entity other than Purchaser or its Affiliates.

"Confidentiality Agreement" shall mean that certain confidentiality letter dated as of August 9, 2005, by and between HdC Parent and Purchaser.

"Contest" shall have the meaning ascribed thereto in Section 11.2.

"Deductible" shall have the meaning ascribed thereto in Section 10.4(a).

"Deposit" shall have the meaning ascribed thereto in Section 2.5.

"Development Agreement" shall mean that certain Development Agreement, dated as of February 27, 2003, between L-O Coronado Holding II, Inc. and the City of Coronado, and assigned by L-O Coronado Holding II, Inc. to Owner on or about December 18, 2003, as amended.

"Development Management Agreement" shall mean the Development Management Agreement to be entered into by and between North Beach Developer (or such other Person as may then own the North Beach Project) and KSL DC Development Management, LLC at Closing.

"Diligence Cure Notice" shall have the meaning ascribed thereto in Section 2.7.

”Diligence Termination Notice" shall have the meaning ascribed thereto in Section 2.7.

"Diligence Threshold" shall have the meaning ascribed thereto in Section 2.7.

"Disclosure Schedule" shall mean, collectively, the Schedules hereto.

"Draft Working Capital Closing Statement" shall have the meaning ascribed thereto in Section 2.2(b)(ii).

"Effective Date" shall have the meaning ascribed thereto in the preamble of this Agreement.

"Estimated Working Capital" shall have the meaning ascribed thereto in Section 2.2(b)(i).

"Estimated Working Capital Closing Statement" shall have the meaning ascribed thereto in Section 2.2(b)(i).

"Escrow Agent" shall mean First American Title Insurance Company, acting through its office at 520 North Central Avenue, Glendale, California 91203.

"Excluded Contracts" shall mean those certain contracts described on Schedule 3 hereto which are owned (beneficially or otherwise) by KSL II Management Operations, LLC. For the avoidance of doubt, the parties acknowledge that (i) the Acquired Entities shall only be entitled to the benefits of the Excluded Contracts (if at all) to the extent contemplated by the Replacement Management Agreement, and (ii) certain of the Excluded Contracts will be terminated at Closing as indicated on Schedule 3.

"Existing Debt" shall mean, collectively, (i) those certain first mortgage and mezzanine loans made by German American Capital Corporation to certain of the Acquired Entities on or about February 9, 2005, in the original aggregate principal amount of $400,000,000, and (ii) that certain $10,000,000 revolving loan facility from Deutsche Bank Trust Company Americas dated as of February 9, 2005, to HdC Parent.

"Existing Debt Liens" shall mean the mortgage and other security instruments securing the Existing Debt.

"Existing Loan Documents" shall mean all material loan documents executed in connection with the Existing Debt and identified in Schedule 6 attached hereto.

"Expansion Entitlements" shall mean any and all of the existing development rights, building, use or other permits, approvals, authorizations, licenses and consents obtained from any Governmental Authority in connection with the pending or proposed construction of the North Beach Project, additional hotel guest rooms and other improvements upon the Land, including, but not limited to, (i) the Development Agreement and (ii) those entitlements described on Schedule 4 hereto.

"Financial Statements" shall mean the balance sheets and operating statements for fiscal years ending December 31, 2004 and the 6-month period ending June 30, 2005 attached hereto as Exhibit C.

"FIRPTA Certificate" shall mean an affidavit under Section 1445 of the Code in substantially the form hereto as Exhibit D.

"GAAP" shall mean generally accepted United States accounting principles consistently applied, as appropriately modified by the Uniform System.

"Governmental Authority" shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, court, board, bureau, officer or instrumentality, foreign or domestic, or any of them.

"Hazardous Materials" shall mean any chemical substance (i) which is defined as a "hazardous substance," "hazardous waste," "hazardous material," "pollutant," "contaminant" or "toxic," "explosive," "corrosive," "flammable," "infectious," "radioactive," "carcinogenic," or "mutagenic" material under any Applicable Laws regarding the protection of human health or the environment from such chemical substances; (ii) diesel fuel or other petroleum hydrocarbons; (iii) asbestos or asbestos-containing materials or urea formaldehyde foam insulation, (iv) polychlorinated biphenyls, or (v) radon gas. Hazardous Materials shall not include substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to HdC for the purposes of cleaning, dry cleaning, and other maintenance or operations and otherwise in substantial compliance with Applicable Laws.

"HdC" shall mean, collectively, the Hotel and the North Beach Project.

"HdC Entity Assignment" shall mean (i) in the case of HdC Interests consisting of a partnership or membership interest, one or more assignment and assumption agreements in substantially the form of Exhibit E hereto, whereby each applicable Seller (or CNL, as provided in Section 2.8) assigns and Purchaser assumes all of such Seller's or CNL's (as applicable) right, title and interest in and to its HdC Interest, and (ii) in the case of the HdC Interest in KSL DC Corporation to be transferred by KSL, a stock certificate representing such

HdC Interest endorsed in blank or accompanied by appropriate stock powers duly executed in blank by KSL.

"HdC Entities" (and individually, an "HdC Entity") shall mean the entities identified as such on Schedule 1 hereto.

"HdC Interests" (or individually, an "HdC Interest") shall mean the partnership, stock and other equity interests described on Schedule 2 hereto in the HdC Entities, the current owners of which are also set forth on Schedule 2.

"HdC Interest Purchase Price" shall have the meaning ascribed thereto in Section 2.1.

"HdC Marks" shall mean the trade names, trademarks, service marks, logos, copyrighted identifying materials and other forms of identification used to identify the Hotel or any of its facilities or operations, including the names "Hotel del Coronado" and variants thereon and the names used to designate the restaurant and bar facilities within the Hotel, but excluding (i) any rights to the name "CNL," "KSL," or any derivative thereof, and (ii) any rights to the names of any subsidiaries of CNL Hospitality Partners, LP, KSL Recreation Management Operations, LLC, KSL II Management Operations, LLC, or any derivatives thereof, in each case, including all rights, trademarks, trademark registrations, trademark applications, copyrights, copyright registrations and copyright applications using or including such names.

"HdC Parent" shall mean CNL KSL Partners, LP, a Delaware limited partnership.

"HdC Venture Agreement" shall mean, collectively, the limited partnership agreements of HdC Parent and North Beach Developer in effect immediately prior to the Closing.

"Hotel" shall mean the Hotel del Coronado, located in Coronado, California, and shall include the Real Property and the Personal Property associated with the Hotel.

"Hotel Employees" shall mean all employees of Manager employed at the Hotel.

"Immaterial Contract" shall mean any Operating Agreement, Occupancy Agreement or Leased Property Agreement entered into in the ordinary course of business by any Acquired Entity (or Manager on behalf of any Acquired Entity) which (i) does not require payments in excess of One Hundred Thousand Dollars ($100,000) individually during any consecutive 12-month period or (ii) are subject to termination by any Acquired Entity on not more than sixty (60) days notice without penalty or premium; provided, however, that agreements with Affiliates of any Seller shall not constitute Immaterial Contracts.

"Improvements" shall mean all buildings, improvements, and other items of real estate located on the Land with respect to HdC.

"Indemnification Amount" shall mean Fifteen Million Dollars ($15,000,000), less any amount (not exceeding Five Million Dollars ($5,000,000)) by which the HdC Interest Purchase Price or the Adjusted Gross Purchase Price (as applicable) is reduced pursuant to Section 10.1.

"Indemnification Claim" shall have the meaning ascribed thereto in Section 10.5.

"Indemnification Escrow" shall mean the escrow account established pursuant to the terms of the Indemnification Escrow Agreement.

"Indemnification Escrow Agreement" shall mean the Indemnification Escrow Agreement to be entered into by and among Sellers, Purchaser and Escrow Agent in the form of Exhibit F hereto.

"Indemnified Party" shall have the meaning ascribed thereto in Section 10.5.

"Indemnitor" shall have the meaning ascribed thereto in Section 10.5.

"Independent Accounting Firm" shall have the meaning ascribed thereto in Section 2.2(b)(v).

"Initial Deposit" shall have the meaning ascribed thereto in Section 2.5.

"Inspection Agreement" shall mean that certain Inspection Agreement of even date herewith, by and among Owner, North Beach Developer and Purchaser.

"Insurance Policies" shall mean all policies of insurance maintained by or on behalf of any Acquired Entity with respect to the general liability of such Person or with respect to any casualty affecting HdC, its operation, or any part thereof.

"Intangible Personal Property" shall mean, to the extent assignable, each Acquired Entity's right, title and interest in and to all intangible personal property owned or possessed by any Acquired Entity and used in connection with the ownership or operation of HdC, including, without limitation, (i) Authorizations and Expansion Entitlements, (ii) the HdC Marks, (iii) utility and development rights and privileges, (iv) Hotel-specific (i.e., not used by or in connection with any hotels other than the Hotel) telephone and telecopy numbers, domain names, general intangibles, business records, and plans and specifications pertaining to the Real Property and the Personal Property related to the Hotel, and (v) Advance Bookings for the Hotel.

"Intercompany Debt" shall mean any debts and liabilities outstanding of any Acquired Entity to Sellers and their Affiliates (other than any Acquired Entity). For the avoidance of doubt, Intercompany Debt shall not include any Existing Debt.

"Inventory" shall mean all inventories of food and beverage in opened or unopened cases and all in-use or reserve stock of linens, china, glassware, silver, uniforms, towels, paper goods, soaps, cleaning supplies and the like with respect to the Hotel.

"KSL Newco" shall have the meaning ascribed thereto in Section 7.16.

"KSL Tax Reserve" shall mean the cash reserve identified as such with respect to KSL DC Corporation on Schedule 2.2 hereto.

"Land" shall mean the real estate relating to the Hotel and the North Beach Project described on Exhibits A and B hereto, respectively.

"Laws" shall mean all laws, statutes, ordinances, rulings and regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Governmental Authorities having the effect of law in each such jurisdiction.

"Leased Property" shall mean all leased items of Personal Property, including, items subject to any capital lease, operating lease, financing lease, or any similar agreement.

"Leased Property Agreements" shall mean the lease agreements pertaining to the Leased Property.

"Lien" shall mean any lien, encumbrance, security interest, charge or mortgage of any nature.

"Losses" shall have the meaning ascribed thereto in Section 10.4(a).

"Manager" shall mean KSL DC Management, LLC, a Delaware limited liability company.

"Management Agreement" shall mean that certain Management Agreement dated as of December 18, 2003, by and between Operating Lessee and Manager, as amended.

"Monetary Encumbrance Release" shall have the meaning ascribed thereto in Section 2.6(c).

"Monetary Title Encumbrance" shall mean any title encumbrance affecting HdC or the HdC Interests which are comprised of (i) delinquent taxes or mortgages, deeds of trust, security agreements, or other similar Liens in a fixed sum (or capable of computation as a fixed sum) securing indebtedness or obligations which were created or expressly assumed by any Seller or Acquired Entity, but excluding the Existing Liens, or (ii) judgment Liens or construction, mechanics, materialmen's or other similar Liens arising by operation of law, which judgments or other such Liens are liquidated in amount and which encumber only HdC or an HdC Interest.

"Multiemployer Plan" shall have the same meaning as provided in Section 4001(a)(3) of ERISA.

"New Exception" shall have the meaning ascribed thereto in Section 2.6(c).

“North Beach Condo Hotel Documents” shall mean any reciprocal easement agreements, rental management agreements, service agreements or condominium regime documents material to the use and operation of the North Beach Project as contemplated by the North Beach Plan and Budget which have not heretofore been executed and delivered by the applicable Acquired Entities.

"North Beach and Spa and Beachclub Capex Amount" shall mean as of any relevant determination date the aggregate sum of all hard and soft costs incurred by any Seller and/or the Acquired Entities (and not otherwise funded or reimbursed from the proceeds of the North Beach Loan or the existing revolving loan) in connection with the development and construction of the North Beach Project and Spa and Beachclub Project substantially in accordance with the North Beach Plan and Budget and the applicable Expansion Entitlements, including any required public improvements. The parties acknowledge and agree that the North Beach and Spa and Beachclub Capex Amount as of September 30, 2005 is Three Million One Hundred and Fifteen Thousand Dollars ($3,115,000).

"North Beach and Spa and Beachclub Capex Certification" shall have the meaning ascribed thereto in Section 2.3(c).

"North Beach Developer" shall mean CNL KSL North Beach Development, LP, a Delaware limited partnership, the pre-Closing organizational structure of which shall be as set forth on Schedule 1 hereto.

"North Beach Loan" shall mean that certain construction loan to North Beach Developer which may be entered into prior to Closing in accordance with Section 7.3, the proceeds of which shall be used to fund the cost of development and construction of the North Beach Project substantially in accordance with the North Beach Plan and Budget.

"North Beach Loan Documents" shall mean all material loan documents executed in connection with the North Beach Loan.

"North Beach Plan and Budget" shall mean the development plan and budget for the North Beach Project in the form of Exhibit G hereto.

"North Beach Project" shall mean that certain limited term occupancy condominium project and related improvements currently under construction on the North Beach Property and the related public improvements to the Real Property, as contemplated by the North Beach Plan and Budget.

"North Beach Property" shall mean the real property relating to the North Beach Project described on Exhibit B hereto.

"Occupancy Agreements" shall mean all written leases, concession or occupancy agreements in effect with respect to the Hotel under which any tenants (other than Hotel guests and Operating Lessee) or concessionaires occupy space in the Hotel.

“Offering Memorandum” shall have the meaning ascribed thereto in Section 2.7(v).

"Operating Agreements" shall mean all written service, supply, maintenance, construction, capital improvement and other similar agreements in effect with respect to HdC (other than the Occupancy Agreements, Operating Lease, Leased Property Agreements, and the Management Agreement) related to construction, operation, or maintenance of HdC, but excluding the Excluded Contracts.

"Operating Lease" shall mean the operating lease by and between Owner and Operating Lessee dated as of December 18, 2003.

"Operating Lessee" shall mean Hotel del Coronado, LP, a Delaware limited partnership.

"Operator" shall have the meaning ascribed thereto in Section 7.13.

"Ordinary Course Contracts" shall mean, collectively, the Occupancy Agreements, Operating Agreements, and Leased Property Agreements.

"Owner" shall mean CNL Hotel Del Partners, LP, a Delaware limited partnership.

"Percentage Share" shall mean with respect to each Seller the percentage set forth opposite such Seller's name on Schedule 2 hereto.

"Permitted Title Exceptions" shall mean those exceptions to title to the Real Property that are (i) set forth on Schedule B to the Pro Forma Title Policy, as same may be modified if any of the Title Requirements are or are not satisfied, (ii) New Exceptions which are satisfactory or deemed satisfactory to Purchaser as determined pursuant to the Section 2.6(c), (iii) exceptions disclosed on the Survey, (iv) Occupancy Agreements (whether currently existing or hereafter entered into in accordance with this Agreement), the Development Agreement, and the Operating Lease, and (v) otherwise permitted under this Agreement or approved by Purchaser.

"Person" shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

"Personal Property" shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, Inventory and other tangible personal property of every kind and nature (which does not include cash, restricted cash, and reserves) located at the Hotel and owned or leased by Owner (or Operating Lessee), and Intangible Personal Property.

"Pro Forma Title Policy" shall mean one or more pro-forma owner's title insurance policies or owner's title insurance commitments hereto as Schedule 5, together with the endorsements annexed to such policy or commitment (which include a so-called "non-imputation" endorsement), as same may be modified if any of the Title Requirements are not satisfied. Any New Exception or other title exception which Purchaser approves or is deemed to have approved or which is otherwise permitted under this Agreement shall be added to

Schedule B of the pro-forma title insurance policies or title insurance commitments. The Pro Forma Title Policy shall be in the amount of the Adjusted Gross Purchase Price (or such lesser available amount of coverage as Purchaser and Sellers mutually agree to accept from the Title Company).

"Purchaser Indemnified Party" shall have the meaning ascribed thereto in Section 10.4(a).

"Purchaser's Objections" shall mean the objections defined as such in Section 2.6(c).

"Purchaser's Report" shall have the meaning ascribed thereto in Section 2.2(b)(iii).

"Real Property" shall mean the Land and the Improvements with respect to HdC.

"Reduced Deductible" shall have the meaning ascribed thereto in Section 10.4(a).

"Reference Working Capital" shall mean current assets (excluding cash, restricted cash and reserves; inclusive, however, of the KSL Tax Reserve) minus current liabilities (excluding any distribution payables to Affiliates; inclusive, however, of cash draws against the existing revolving loan facility which comprises a portion of the Existing Debt), in each case determined in accordance with GAAP and as set forth on Schedule 2.2 hereto.

"Reference Working Capital Amount" shall mean the amount identified as such on, and otherwise determined in accordance with, Schedule 2.2 hereto.

"Replacement Debt" shall mean, collectively, the Replacement Secured Debt and the Replacement Revolving Debt.

"Replacement Debt Commitment" shall mean one or more loan commitments for the Replacement Debt in form, substance and from such lender or lenders as Purchaser and Sellers may mutually approve, provided that no party shall withhold its consent or approval with respect to any such commitment so long as it is substantially consistent with the Replacement Debt criteria set forth on Exhibit H hereto.

"Replacement Revolving Debt" shall mean a revolving loan facility to HdC Parent or such other Acquired Entity as it may designate in the maximum principal of not less than Ten Million Dollars ($10,000,000), which facility is intended to replace the revolving loan facility included as part of the Existing Debt.

"Replacement Secured Debt" shall mean, collectively, one or more secured loans to the Acquired Entities which are the current borrowers under the Existing Debt in the aggregate principal amount of not less than Six Hundred Million Dollars ($600,000,000).

"Replacement Management Agreement" shall mean the Hotel Management Agreement to be entered into by and between Operating Lessee and Replacement Manager at Closing.

"Replacement Manager" shall mean KSL II Management Operations, LLC or such Affiliate thereof as it may designate.

“Replacement Operating Lease” shall mean any amendment to or restatement of the existing Operating Lease, or any new operating lease, to be entered into by Owner and Operating Lessee effective as of the Closing Date in such form and substance as determined by Purchaser, provided Sellers shall suffer no adverse economic or Tax consequences as a result of such amendment, restatement or new operating lease.

"Restated HdC Parent Agreement" shall mean, collectively, the amended and restated limited partnership agreements of HdC Parent and North Beach Developer to be entered into by and among Sellers, Purchaser and KSL DC Corporation at Closing.

"Seller" shall have the meaning ascribed thereto in the preamble of this Agreement.

"Seller Indemnified Party" shall have the meaning ascribed thereto in Section 10.4(c).

"Sellers' Releasees" shall have the meaning ascribed thereto in Section 5.9.

"Sellers' Representative" shall have the meaning ascribed thereto in Section 12.7.

"Sellers' Response" shall have the meaning ascribed thereto in Section 2.6(c).

"Sellers' Response Period" shall have the meaning ascribed thereto in Section 2.6(c).

"Shareholders' Agreement" shall mean the Shareholders' Agreement to be entered into by and between KSL and Purchaser at Closing in respect of the HdC Interests in KSL DC Corporation, the form and substance of which shall be consistent with the Restated HdC Parent Agreement.

"Spa and Beachclub Project" means the spa and beachclub development currently under construction at the Hotel.

"Subsidiary Entities" (or individually, a "Subsidiary Entity") shall mean the entities identified as such on Schedule 1 hereto.

"Submission Matters" shall have the definition ascribed thereto in Section 2.6(b).

"Survey" shall mean the survey defined as such in Section 2.6(c).

"Surviving Claims" shall have the meaning ascribed thereto in Section 10.3.

"Surviving Covenant" shall have the meaning ascribed thereto in Section 10.3.

"Surviving Representations" shall have the meaning ascribed thereto in Section 10.3.

"Tax or Taxes " shall mean any and all taxes, charges, fees, levies or other assessments, including but not limited to income, gross receipts, excise, real or personal property, sales, occupancy, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, registration, transfer and recording taxes, fees and charges, and any other taxes, assessment, required deposit or similar charges whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and any liability for taxes as a transferee, successor, indemnitor or affiliate (including pursuant to Treasury Regulation § 1.1502-6).

"Tax Return" shall mean any report, return, document, questionnaire, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, any claim or request for refunds, or any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, questionnaire, declaration or other information.

"Taxing Authority" shall mean with respect to any Tax, the Internal Revenue Service or any other Governmental Authority that imposes such Tax, including any state, county, local, provincial or foreign government or any subdivision or taxing agency thereof.

"Termination Time" shall have the meaning ascribed thereto in Section 2.7.

"Title Commitment" shall have the meaning ascribed thereto in Section 2.6(c).

"Title Company" shall mean First American Title Insurance Company.

"Title Policy" shall mean one or more Owner's Policies of Title Insurance for HdC on the most recent form of ALTA owner's policy available in the State of California, issued by the Title Company (and such other title insurance companies as the parties may reasonably approve) in accordance with the Pro Forma Title Policy, subject to the Title Requirements, to Owner, with extended coverage.

"Title Requirements" shall mean compliance to the satisfaction of the Title Company with the requirements set forth in the Pro Forma Title Policy.

"Transaction Documents" shall mean the Asset Management Agreement, the Development Management Agreement, the Replacement Management Agreement, the Shareholders' Agreement, the Restated HdC Parent Agreement, and the Replacement

Operating Lease (if applicable), the form and substance of which shall be negotiated in good faith and agreed upon in writing by the parties prior to the Termination Time.

"Transferred HdC Interests" shall have the meaning ascribed thereto in Section 2.1.

"Unadjusted Gross Purchase Price" shall mean Seven Hundred Forty-Five Million Dollars ($745,000,000).

"Uniform System" shall mean the Uniform System of Accounts for Hotels, 9th Edition, International Association of Hospitality Accountants (1996).

"Working Capital Closing Statement" shall have the meaning ascribed thereto in Section 2.2(b)(vi).

"Working Capital Increase" shall have the meaning ascribed thereto in Section 2.2(b)(viii).

"Working Capital Reduction" shall have the meaning ascribed to such term in Section 2.2(b)(viii).

ARTICLE II

PURCHASE AND SALE; DEPOSIT; INSPECTIONS

2.1          Purchase and Sale. The parties acknowledge and agree that immediately prior to the purchase of the HdC Interests by Purchaser as contemplated hereby the Replacement Debt shall be incurred, the proceeds of which shall be utilized in part to repay in full the Existing Debt. Any proceeds from the Replacement Debt less the amount utilized to repay the Existing Debt shall be distributed to the owners of the HdC Interests at such time in accordance with the terms of the HdC Parent Agreement; provided, however, the proceeds of the Replacement Revolving Debt shall only be utilized to repay the then outstanding balance of the revolving loan facility included as part of the Existing Debt, it being understood and agreed that the undrawn balance of the Replacement Revolving Debt shall thereafter be utilized post-closing for HdC working capital and related purposes. Immediately following such distribution, Purchaser shall purchase 45% of the HdC Interests (the "Transferred HdC Interests") from the parties specified on Schedule 2; provided, however, in no event shall Purchaser be required to purchase in excess of 43.75% of KSL DC Corporation. The aggregate purchase price for the Transferred HdC Interests (the "HdC Interest Purchase Price") shall be equal to 45% of the Adjusted Gross Purchase Price, payable by (i) acquiring the Transferred HdC Interests subject to the Replacement Secured Debt encumbering the Hotel and/or certain of the HdC Interests, and (ii) by paying Sellers (and CNL, as applicable) the amount by which the HdC Interest Purchase Price exceeds 45% of the aggregate principal sum of all Replacement Secured Debt disbursed at Closing. The parties acknowledge and agree that it is the intent of the parties hereto that immediately following Closing Purchaser shall own directly or indirectly 45% of the HdC Interests in the aggregate as depicted on Schedule 3.3 hereto.

2.2	Working Capital Adjustment.

(a)           At Closing, the Unadjusted Gross Purchase Price shall be increased or decreased, as the case may be, on a dollar-for-dollar basis by the amount by which the Estimated Working Capital is greater or less than the Reference Working Capital Amount.

(b)           (i) As soon as practicable (but in any event at least five (5) days prior to Closing), Sellers' Representative shall prepare and deliver to Purchaser an estimated calculation, as of the Closing, of the Reference Working Capital (the "Estimated Working Capital"). Such calculation of the Estimated Working Capital is referred to herein as the "Estimated Working Capital Closing Statement"). The Estimated Working Capital Closing Statement shall be prepared in conformity with the definition of Reference Working Capital and Schedule 2.2 hereto.

(ii)            As soon as practicable following the Closing, Sellers' Representative shall prepare a statement of the Reference Working Capital as of the Closing Date (the "Draft Working Capital Closing Statement"). The Draft Working Capital Closing Statement shall be prepared in conformity with the definition of Reference Working Capital and Schedule 2.2 hereto. Sellers' Representative will deliver the Draft Working Capital Closing Statement to the Purchaser not later than sixty (60) days following the Closing Date.

(iii)           The Draft Working Capital Closing Statement shall be final and binding upon the parties, and shall be deemed to be the Working Capital Closing Statement, unless, within thirty (30) days after receipt of the Draft Working Capital Closing Statement from Sellers' Representative, Purchaser shall provide to the Sellers' Representative a report indicating its objections, if any, to the Draft Working Capital Closing Statement. Any such objections shall be set forth in reasonable detail in a report (the "Purchaser's Report") that shall indicate the grounds upon which Purchaser disputes the Sellers' Representative's calculation of the Draft Working Capital Closing Statement. Purchaser shall provide the Sellers' Representative full access, during normal business hours, to the books and records of the Acquired Entities and to the Acquired Entities' personnel and accountants in connection with the Sellers' Representative's preparation of the Working Capital Closing Statement and any other matter under this Section 2.2.

(iv)          Within thirty (30) days after the receipt by the Sellers' Representative's of the Purchaser's Report, the Sellers' Representative and Purchaser shall endeavor in good faith to agree on any matters in dispute.

(v)           If Purchaser and the Sellers' Representative are unable to agree on any matters in dispute within thirty (30) days after receipt by Purchaser of the Purchaser's Report, the matters in dispute (and only such matters) will be submitted for resolution to an independent accounting firm of national reputation as may be mutually acceptable to Purchaser and Sellers' Representative (the "Independent Accounting Firm"), which Independent Accounting Firm shall, within thirty (30) days after such submission, determine and issue a written report to the Sellers' Representative and Purchaser regarding such disputed items and such written decision shall be final and binding upon the Parties. The Sellers' Representative and Purchaser shall cooperate with each other and each other's representatives to enable the Independent Accounting Firm to render a written decision as promptly as possible. The fees and disbursements of the Independent Accounting Firm shall be borne equally by Purchaser, on the one hand, and Sellers, on the other hand, with one party reimbursing the other, if necessary, following such determination.

(vi)          The working capital statement incorporating the resolution of matters in dispute with respect to Reference Working Capital (or, if a Purchaser's Report is not provided within the time prescribed in Section 2.2(b)(ii), the Draft Working Capital Closing Statement) is referred to as the "Working Capital Closing Statement." The Working Capital Closing Statement shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the Parties.

(vii)         In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(viii)        If the value of the Reference Working Capital calculated by reference to the Working Capital Closing Statement (the "Closing Working Capital") is less than the Estimated Working Capital, the Unadjusted Gross Purchase Price shall be reduced by an amount equal to such shortfall (the "Working Capital Reduction"). Subject to Section 2.2(b)(x), Sellers, severally and not jointly, pro rata in proportion to their Percentage Share, shall pay to Purchaser the amount of the Working Capital Reduction. If the Closing Working Capital is greater than the Estimated Working Capital, the Unadjusted Gross Purchase Price shall be increased by an amount equal to such excess (the "Working Capital Increase"). Subject to Section 2.2(b)(x), Purchaser shall pay to Sellers' Representative, and Sellers' Representative shall in turn pay to Sellers pro rata based upon their Percentage Share, the amount of the Working Capital Increase.

(ix)          Any payments to be made pursuant to Section 2.2(b)(viii) shall be made in cash within ten (10) days after the date of receipt by Purchaser and Sellers' Representative of the Working Capital Closing Statement as finally established pursuant to this Section 2.2(b).

(x)           Any amount payable under Section 2.2(b)(iii) by Purchaser shall be equal to 55% of the Working Capital Increase. Any amount payable by Sellers pursuant to this Section 2.2 shall be equal to 45% of the Working Capital Reduction, which amount shall be paid by Sellers (pro rata based upon their Percentage Share).

2.3	Other Closing Adjustments; Cash; Transaction Expenses.

(a)           At the Closing, and in addition to the adjustments contemplated by Section 2.2, the Unadjusted Gross Purchase Price shall be increased by 100% of the North Beach Capex Amount as certified to Purchaser by KSL DC Development Management, LLC at Closing (the "North Beach and Spa and Beachclub Capex Certification").

(b)           The parties acknowledge and agree that Sellers and/or HdC Parent may at any time at or prior to Closing (including any amount paid under Section 2.3(a)) cause the Acquired Entities to distribute all or any portion of the cash, restricted cash or reserves held by any of them to such Acquired Entities' constituent members, partners or shareholders (as the case may be); exclusive, however, of (i) the KSL Tax Reserve which shall remain at KSL DC Corporation at Closing, and (ii) any cash, restricted cash or reserves reflected on the Working Capital Closing Statement (if any). If, subsequent to the Closing, the parties reasonably determine that the KSL Tax Reserve was overfunded or underfunded for its intended purpose (i.e., to fund KSL DC Corporation's income Tax liability for 2005 and the portion of 2006 immediately preceding the Closing Date, without giving effect to the closing of the transactions contemplated by this Agreement and the Transaction Documents), then KSL and Purchaser shall "true up" any such differential as soon as reasonably practicable following any such determination.

(c)           The parties acknowledge that all costs and fees incurred in connection with the Replacement Debt and North Beach Loan (if applicable) shall be paid by the Acquired Entities immediately following Closing. The parties further agree that the costs of their respective legal advisors and consultants shall be paid by Purchaser or Sellers, as the case may be, and that the fees owing to Sellers' advisor, Goldman Sachs & Co., shall be paid by Sellers (pro rata based upon their Percentage Share).

2.4          Purchase Price Allocation. Purchaser and Sellers agree to negotiate in good faith, for each Transferred HdC Interest, the portion of the HdC Interest Purchase Price allocable thereto (with respect to such Transferred HdC Interest, the "Allocated HdC Interest Unadjusted Purchase Price"), prior to the Termination Time; provided that (i) the percentage thereof allocated to the Transferred HdC Interest in KSL DC Corporation shall be approximately 38.889%, and (ii) Purchaser shall not object to Sellers' proposed allocations to Transferred HdC Interests in the same HdC Entities. Upon such agreement, such allocation shall be attached to this Agreement in Schedule 2.4. Purchaser, Sellers and each of their Affiliates, shall file all Tax Returns, consistent with the Allocated HdC Interest Unadjusted Price for each Transferred HdC Interest adjusted to take into account the applicable Seller's Percentage Share of purchase price adjustments contemplated by this Articles II, IX and X (as so adjusted, the "Allocated HdC Interest Adjusted Purchase Price").

2.5          Deposit. On the Effective Date, Purchaser shall deliver to Escrow Agent a wire transfer in the sum of Ten Million Dollars ($10,000,000) (the "Initial Deposit"), as a good faith deposit. If this Agreement has not been terminated pursuant to Section 2.7, Purchaser shall deliver to Escrow Agent a wire transfer for an additional deposit of Ten Million Dollars ($10,000,000) (the "Additional Deposit") in accordance with the last paragraph of Section 2.7. The Initial Deposit, together with the Additional Deposit when and if made, is and all interest earned on the deposited funds while in Escrow, shall comprise the "Deposit". The Deposit shall be invested by Escrow Agent in a commercial bank or banks acceptable to Sellers' Representative and Purchaser at money market rates, or in such other investments as shall be approved in writing by Sellers' Representative and Purchaser. The Deposit shall be held and disbursed by Escrow Agent in strict accordance with the terms and provisions of this Agreement. All accrued interest or other earnings on the Deposit shall become part of the Deposit. The Deposit shall be either (i) applied at Closing against the Adjusted Purchase Price, (ii) returned to Purchaser pursuant hereto, or (iii) paid to Sellers pursuant hereto (pro rata based upon their Percentage Shares). If Purchaser fails to timely deliver the Deposit to Escrow Agent under this Agreement, at any time prior to such delivery Sellers' Representative, on behalf of Sellers and as their sole remedy, may terminate this Agreement upon written notice to Purchaser.

Upon Escrow Agent's receipt of any notice from Sellers' Representative or Purchaser directing the disposition of the Deposit, Escrow Agent shall only deliver the Deposit pursuant to such notice after Escrow Agent first sends written notice to Sellers' Representative and Purchaser stating that Escrow Agent intends to deliver the Deposit as so directed, and neither Sellers' Representative nor Purchaser provide a written notice to Escrow Agent objecting to such proposed delivery within two (2) Business Days thereafter. If neither Sellers' Representative nor Purchaser provides such written objection to Escrow Agent within such two (2) Business Day period, Escrow Agent shall deliver the Deposit as so directed. If either Sellers' Representative or Purchaser provide such written objection to Escrow Agent within such two (2) Business Day period, Escrow Agent shall (i) hold the Deposit until it is instructed by a joint written statement of Sellers' Representative and Purchaser as to the disposition of the Deposit, (ii) pay the Deposit into the registry of the court in connection with an interpleader filed pursuant to Section 12.10, or (iii) pay the Deposit in accordance with a final nonappealable judgment of a court ordering the disposition of the Deposit. Subject to the foregoing, if any provision contained in this Agreement requires the Deposit to be returned to Purchaser, the Escrow Agent shall return the Deposit to Purchaser if and only after Purchaser and its Affiliates shall have paid to Sellers and Owner all amounts then owing to Sellers or any Acquired Entity under the Inspection Agreement or pursuant to any provisions contained in this Agreement which survive a termination of this Agreement. Within two (2) Business Days after receiving notice from Purchaser that this Agreement requires the Deposit to be returned to Purchaser, unless Sellers' Representative is contesting Purchaser's right to the return of the Deposit, Sellers' Representative shall notify Purchaser of all reasonable amounts believed to be owed to Sellers or any Acquired Entity pursuant to the preceding sentence, together with invoices or other written evidence thereof. Upon Purchaser's payment of such amounts or deposit with Escrow Agent of cash in an amount equal to the portion thereof which Purchaser is investigating or disputing (or instructions to withhold such amount from the Deposit), Escrow Agent shall return the Deposit to Purchaser (less such withheld amounts, if any). If Purchaser deposits cash with Escrow Agent in respect of the foregoing amounts, Escrow Agent will hold such cash until it is instructed by a joint written statement of Sellers' Representative and Purchaser or the final non-appealable judgment of a court as to the disposition of such cash.

2.6	Inspection; Review of Title.

(a)           Purchaser shall have the right to enter upon the Real Property pursuant to the terms and conditions of the Inspection Agreement, which terms and conditions are hereby incorporated herein by reference. In the event this Agreement is terminated, the terms and conditions of the Inspection Agreement shall terminate simultaneously herewith, except for such terms and conditions which expressly survive a termination of the Inspection Agreement.

(b)           Pursuant to the Inspection Agreement, to the extent in any Acquired Entity's possession, Seller, or HdC Parent have delivered or otherwise made available to

Purchaser or its counsel, copies of the following for HdC (other than item number (xv)) (the "Submission Matters"):

(i)             Copies of the Operating Lease and all Ordinary Course Contracts in effect as of the Effective Date.

(ii)	Copy of the Development Agreement.
(iii)	Copy of the Collective Bargaining Agreement.

(iv)          Copies of the partnership agreements, limited liability company agreements and other organizational documents of the Acquired Entities (collectively, the "Acquired Entity Organizational Documents").

(v)	Copies of the Existing Loan Documents.
(vi)	Copy of the Management Agreement.

(vii)         Copies of all material Authorizations to the extent in the possession of any Acquired Entity.

(viii)	A log of Advance Bookings as of the Effective Date.

(ix)          Copy of the Phase I Environmental Assessment dated August 10, 2005 prepared by Professional Service Industries, Inc.

(x)           Copy of the Property Condition Report dated August 29, 2005 from Jones, Hill, McFarland & Ellis.

(xi)          Copy of the Seismic Performance and Risk Analysis for del Coronado Hotel dated September 16, 2003, updated July 18, 2005, and prepared by Telesis Engineers.

(xii)	Copy of the Survey.

(xiii)        Copies of Benefit Plans, if any, to be assumed or otherwise continued by Purchaser other than Multiemployer Plans.

(xiv)        Schedule of pending Actions to which each Acquired Entity is a party or otherwise filed with respect to the Hotel as of the Effective Date.

(xv)         Copies of the Financial Statements and the tax returns for each and all of the Acquired Entities since inception.

(xvi)        Such other materials as Purchaser may reasonably request in connection with its due diligence investigation of HdC to the extent in the possession of any Acquired Entity.

Subject only to the representations and warranties of Sellers and HdC Parent contained in Articles III and IV, respectively, Purchaser waives any failure by Sellers or HdC Parent to provide any of the Submission Matters.

(c)           Purchaser acknowledges that it has heretofore received and reviewed one or more title insurance commitments issued by the Title Company covering the Real Property, binding the Title Company to issue the Title Policy (collectively, the "Title Commitment") and copies of all documents identified in the Title Commitment as exceptions to title. Purchaser further acknowledges that Purchaser has heretofore received and reviewed an updated survey of the Real Property prepared by San Diego Land Surveying and Engineering Inc. (the "Survey"). To the extent the Real Property is involuntarily encumbered after the Effective Date without the approval of Purchaser (a "New Exception"), Purchaser shall have ten (10) Business Days after receipt of any such New Exception, to review such New Exception and provide written notice to Seller's Representative with any objections to such New Exception (the "Purchaser Objections"); provided, however, Purchaser agrees that it shall not object to any of the following matters (all of which shall be deemed Permitted Title Exceptions): (i) Liens for unpaid real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are paid, covered by a Monetary Encumbrance Release, or included within the adjustment contemplated by Section 2.2, and (ii) zoning laws and regulations and ordinances of Governmental Authorities (including historic landmark designations) affecting the Real Property. If any matters described in the Title Commitment or Purchaser's Objections consist of Monetary Title Encumbrances, then, to that extent, notwithstanding anything herein to the contrary, Sellers shall be obligated to either (i) pay and discharge, (ii) bond against in a manner legally sufficient to cause to be released, or (iii) indemnify or escrow money with or otherwise cause the Title Company to insure over, such Monetary Title Encumbrances (collectively, a "Monetary Encumbrance Release"). For such purposes, Sellers may use all or a portion of the Adjusted Purchase Price to effectuate a Monetary Encumbrance Release with respect to any such Monetary Title Encumbrances at Closing. Other than as specifically required in this Agreement, Sellers shall not be obligated to incur any expenses or incur any liability to cure any Purchaser's Objections. Sellers' Representative may notify Purchaser within five (5) Business Days after each receipt of written notice of Purchaser's Objections (each such five (5) Business Day period, a "Sellers' Response Period") whether Sellers, in their sole discretion, agree to attempt to cure any of such Purchaser's Objections ("Sellers' Response"). If Sellers' Representative agrees, on behalf of Sellers, in Sellers' Response to attempt to cure any of such Purchaser's Objections, Sellers shall use good faith efforts (without the obligation to expend any money or incur any liability) to cure such Purchaser's Objections which Sellers' Representative, on behalf of Sellers, has agreed to attempt to cure on or before the Closing Date to the reasonable satisfaction of Purchaser. If Sellers are unable to cure such Purchaser's Objections by the Closing Date, Purchaser shall, on the Closing Date, elect (x) to waive such Purchaser's Objections (other than Monetary Title Encumbrances) without any abatement in the Adjusted Purchase Price, or (y) to terminate this Agreement. If Sellers' Representative does not provide Sellers' Response to Purchaser within Seller's Response Period, Sellers shall be deemed to have elected not to attempt to cure Purchaser's Objections. If Sellers' Representative elects, on behalf of Sellers, in Sellers' Response not to attempt to cure all or any number of Purchaser's Objections or if Sellers are deemed to have elected not to attempt to cure Purchaser's Objections pursuant to the preceding sentence, within five (5)

Business Days after the expiration of Sellers' Response Period, Purchaser shall elect (1) to waive any Purchaser's Objections which Seller (other than Monetary Title Encumbrances) has elected or is deemed to have elected not to attempt to cure without any abatement in the Adjusted Purchase Price, or (2) to terminate this Agreement. In the event Purchaser does not provide to Sellers notice of Purchaser's election under the preceding sentence within such five (5) Business Day period, Purchaser shall be deemed to have elected clause (2) of the preceding sentence. All New Exceptions which are not objected to by Purchaser as provided above (other than Monetary Title Encumbrances which will be covered by a Monetary Encumbrance Release at Closing), or which are waived as provided above, shall all be deemed Permitted Title Exceptions.

(d)         Sellers and Purchaser agree to cooperate in good faith with the other to cause the Title Company to provide the title insurance coverages, deletions and endorsements requested by Purchaser to the Pro Forma Title Policy and to satisfy the requirements referenced above including, without limitation, the provision of such affidavits or other documents and information as Purchaser may reasonably require in order to obtain affirmative endorsements or other assurances available under local practice, including a so-called "non-imputation" endorsement; provided, however, that all of the foregoing requirements are commercially reasonable; and provided further, the parties acknowledge that CNL KSL Partners GP, LLC has agreed to provide to the Title Company the form of non-imputation affidavit attached as Exhibit H to the CNL Agreement, which the Title Company has confirmed will be sufficient to issue the non-imputation endorsement. Whether or not the Title Requirements are satisfied, no recorded document or instrument not disclosed in the Pro Forma Title Policy and no Occupancy Agreement not provided to Purchaser as part of the Submission Matters shall be a Permitted Exception or shall be added to Schedule B of the Pro-Forma Title Policy except for New Exceptions which are satisfactory or deemed satisfactory to Purchaser as determined pursuant to Section 2.6(c), Occupancy Agreements which Purchaser approves or is deemed to have approved (if such approval is required), or any other matters otherwise permitted under this Agreement or approved by Purchaser.

(e)           Subject to Section 7.2, from and after the Effective Date, Sellers and their Affiliates shall not voluntarily encumber HdC without the prior written consent of Purchaser (except with a Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing), which consent shall be subject to the Approval Standard.

2.7          Confirmatory Due Diligence. The parties acknowledge that until 11:59 a.m. Central Time on November 14, 2005 (the “Termination Time”), Purchaser shall complete its confirmatory business, financial, insurance, Tax, accounting, legal, structural, seismic, property condition and other due diligence investigations of the Acquired Entities and HdC. After the Termination Time, the completion of such due diligence shall not be a condition to its obligations hereunder. In the event that such due diligence investigations uncover a condition or a series of related conditions (with each class or logical grouping of diligence items (e.g., legal, structural, accounting) being deemed to be related) that would reasonably be expected to cost more than One Million Dollars ($1,000,000) to remedy (exclusive of legal, consulting or similar costs in conducting due diligence with respect to such matters, the “Diligence Threshold”), then Purchaser shall have the right to terminate this Agreement and receive a return of its Initial Deposit if it provides written notice to Sellers’ Representative on or prior to the Termination Time (the “Diligence Termination Notice”) and within 48 hours of the receipt of such notice, Sellers’ Representative does not provide written notice to Purchaser that Sellers intend to cure such conditions (the “Diligence Cure Notice”). Notwithstanding the foregoing, the parties acknowledge and agree that (i) no Diligence Threshold shall apply in the case of likely potential unreserved income Tax liabilities (in other words, the cost to remedy such matters need not exceed $1,000,000 in order for Purchaser to elect to deliver a Diligence Termination Notice under this Section 2.7), and (ii) Purchaser's due diligence in relation to insurance matters shall be limited to confirmation that insurance is available at commercially reasonable levels of coverage. It is further understood and agreed that:

(i)             In the event that as of Termination Time Purchaser has not received the results of an independent third party report with respect to diligence matters despite Purchaser’s diligent good faith efforts, Purchaser and Sellers’ Representative shall negotiate in good faith a reasonable extension of the Termination Time with respect such the completion of such report (not to exceed ten (10) days in any event); provided that Purchaser increases the Deposit as provided below;

(ii)            Purchaser has completed its due diligence investigations of title, survey and Expansion Entitlements (including the airport land use commission documentation located on the diligence website) and that the provisions of Section 2.6 shall apply with respect to such matters;

(iii)           Purchaser acknowledges that a seismic fault runs through the Real Property and that the Purchaser’s right to terminate this Agreement under this Section 2.7 shall only apply with respect to seismic issues (x) to the extent that HdC does not comply with Applicable Laws or regulations relating thereto and (y) with respect to the availability of earthquake insurance;

(iv)          Purchaser acknowledges that Purchaser’s right to terminate this Agreement under this Section 2.7 shall only apply with respect to property condition and maintenance items to the extent that such items would not reasonably be expected to be remedied in the ordinary course through the proceeds of the “FF&E Reserve” under the Replacement Management Agreement during the three (3) year period following Closing (i) without unreasonably impairing the Acquired Entities' ability to utilize such amounts for routine maintenance and replacements and (ii) taking into account generally that portions of the Hotel were constructed in 1888;

(v)           Purchaser acknowledges that it has reviewed the offering memorandum dated August 2005 for HdC (the “Offering Memorandum”) and that the matters set forth in such memorandum shall be subject only to confirmatory due diligence; and

(vi)          Purchaser has the right to confirm whether the Acquired Entities' present insurance is “claims made” or “occurrence” based.

In the event that prior to Closing, Sellers have not completed the cure of any condition which would give Purchaser the right to terminate this Agreement under this Section 2.7, Purchaser may terminate this Agreement unless Sellers deposit into Escrow in cash the amount of reasonably estimated by the parties to complete the cure of such conditions. Such escrow shall be separate from the Indemnification Escrow and may be used by Purchaser solely to remedy the conditions giving rise to the Diligence Termination Notice.

In the event that (x) Purchaser does not provide a Diligence Termination Notice prior to the Termination Time or (y) Sellers’ Representative provides a Diligence Cure Notice, Purchaser shall deliver the Additional Deposit to Escrow Agent on November 15, 2005 (in the case of clause (x)) or the first Business Day immediately following delivery of the Diligence Cure Notice (in the case of clause (y)). Failure to so deliver the Additional Deposit shall constitute a default under this Agreement allowing Sellers’ Representative to terminate this Agreement and Sellers shall be entitled to retain the Initial Deposit (including any interest accrued thereon) as liquidated damages under Section 10.2(b).

2.8          Designation of Purchaser as Buyer Under CNL Agreement. The CNL Agreement grants to Sellers the right to designate Persons to which CNL has then agreed it will convey the HdC Interests described in the CNL Agreement. Subject to compliance with Sections 2.1 and 2.4, the parties intend that Sellers shall designate Purchaser as the buyer of such portion or portions of such HdC Interests as Sellers may specify under the CNL Agreement and thus have Purchaser acquire said interests directly from CNL. Except as otherwise provided in the penultimate sentence of Section 10.1(a) of the CNL Agreement (which may not be amended or modified without the prior written consent of Purchaser)(1), Purchaser acknowledges that notwithstanding such direct conveyance (i) Purchaser has no contractual or legal rights under and is not an intended or incidental beneficiary of the CNL Agreement, (ii) such conveyance or assignment creates no privity between CNL and Purchaser, (iii) Purchaser has and will have no legal recourse to CNL in respect of any claim or other matter whatsoever arising from or in connection with the transactions by which it acquires any HdC Interests, and (iv) Purchaser will direct and pursue any and all claims and assert any rights whatsoever arising from such transactions solely against Sellers to the extent permitted by this Agreement, and not against CNL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as provided in and subject to the matters described in the Disclosure Schedule, Sellers hereby represent and warrant to Purchaser as follows with respect to the following matters (the "Article III Representations and Warranties"):

3.1          Organization and Power. Each Seller is duly organized, validly existing and in good standing under the laws of the state of its organization. Each Seller has all requisite partnership or limited liability company

_________________________

(1)	This provision of the CNL Agreement provides that Purchaser is a third party beneficiary of the right to sue CNL for specific performance in the case of willful breach.

power and authority, as the case may be, to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of such Seller hereunder.

3.2          Authorization and Execution. This Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of each Seller, have been duly executed and delivered by each Seller, in each case to the extent a party thereto, and constitutes the valid and binding agreement of each Seller and is enforceable in accordance with its terms against such Seller, subject to equitable principles and to applicable bankruptcy, insolvency, fraudulent conveyance and other similar Laws generally applicable to the rights of creditors. The persons executing this Agreement on behalf of each Seller have the authority to do so.

3.3	Ownership of HdC Interests.

(a)           The HdC Interests have been duly authorized and validly issued, and are fully paid and non-assessable (except, in the case of non-corporate entities, to the extent otherwise provided under Delaware law). The HdC Interests are 100% owned both legally and beneficially by each Seller or CNL (as the case may be) as set forth on Schedule 2 hereto, in each case, free and clear of any and all Liens (except the Existing Debt Liens and those which will be covered by a Monetary Encumbrance Release at Closing), and are not subject to any contract (other than this Agreement, the Existing Debt Liens, the Acquired Entity Organizational Documents or a Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing) under which any such Liens (except those which will be covered by a Monetary Encumbrance Release at Closing) could reasonably be expected to arise. Subject to the satisfaction of all applicable conditions precedent to Closing hereunder set forth in Section 6.2, there are no outstanding interests, securities, rights, subscriptions, warrants, options, agreements, or contracts that give any Person the right to purchase or otherwise receive or be issued all or any portion of the HdC Interests other than (i) pursuant to a Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing, (ii) this Agreement, or (iii) the Acquired Entity Organizational Documents. Subject to and conditioned upon the occurrence of the closing under the CNL Agreement on or prior to the Closing Date, CNL has waived any right to purchase the HdC Interests or otherwise exercise any rights under the HdC Parent Agreement in a manner inconsistent with the consummation of the transactions contemplated by the CNL Agreement and this Agreement.

(b)           The HdC Interests represent the type and amount of direct or indirect percentage partnership, membership or stock interest in each Acquired Entity set forth on Schedule 2 hereto. Subject to the satisfaction of all applicable conditions precedent to Closing hereunder set forth in Section 6.2, there are no outstanding interests, securities, rights, subscriptions, warrants, options, agreements, or contracts that give any Person the right to purchase or otherwise receive or be issued any legal or beneficial ownership in any Acquired Entity, other than (i) pursuant to a Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing, or (ii) this Agreement, or (iii) the Acquired Entity Organizational Documents.

3.4          Seller Non-Contravention. Subject to the satisfaction of all conditions precedent to Closing hereunder set forth in Section 6.2, the execution and delivery of, and the performance by each Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, (i) its partnership agreement, limited liability company agreement or other organizational documents, (ii) any material agreement (subject to obtaining any required consents under the Ordinary Course Contracts), or (iii) any judgment, injunction, order, decree or other material instrument to which it is a party or otherwise binding upon it or result in the creation of any Lien on any asset of such Seller. No consent or approval of any Person is required for the execution, delivery and performance by any Seller of this Agreement other than (x) approvals required pursuant to a Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing; and (y) such other consents as are required under Authorizations, Expansion Entitlements, rules and regulations of liquor license authorities, and the Ordinary Course Contracts.

3.5          Bankruptcy. No Seller is subject to any pending, or to the knowledge of such Seller, threatened bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

3.6          Seller Is Not a "Foreign Person". No Seller is a "foreign person" within the meaning of Section 1445 of the Code.

3.7.         Brokers. Other than Goldman, Sachs & Co., the fees and expenses of which shall be paid as provided in Section 2.3, no Seller has retained any broker for the transactions contemplated hereby for which Purchaser shall have any responsibility.

Each of the representations and warranties contained in this Article III are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser. Each of the representations and warranties contained in this Article III shall be deemed made as of the Effective Date, and remade as of the Closing Date to the extent provided in Section 8.2(d) , and any claim for any breach of such representations and warranties shall survive Closing only as provided in Article X. As used in this Article III, the term “Seller” or “Sellers” includes CNL and its affiliates to the extent they own any of the HdC Interests.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATIVE TO HdC AND THE HdC ENTITIES

Except as provided in and subject to the matters described in the Disclosure Schedule, Sellers hereby represent and warrant to Purchaser as follows with respect to the following matters (the "Article IV Representations and Warranties"):

4.1          Organization and Power. Each Acquired Entity is duly organized, validly existing and in good standing under the laws of the state of its organization.

4.2          Personal Property. To Sellers' knowledge, all Personal Property is (or prior to Closing will be) owned by an Acquired Entity, except for tangible Personal Property leased pursuant to a Leased Property Agreement.

4.3          Non-contravention. Except as set forth in Schedule 4.3 hereto, and subject to the satisfaction of all conditions precedent to Closing hereunder listed in Section 6.2, the execution and delivery of, and the performance by Sellers of their obligations under, this Agreement do not and will not contravene, or constitute a default under, (i) any organizational document of any Acquired Entity, (ii) any material agreement (subject to obtaining any required consents under Ordinary Course Contracts) to which any Acquired Entity is a party, or (iii) any judgment, injunction, order, decree or other material instrument to which any Acquired Entity is a party or otherwise binding upon any Acquired Entity, or to the knowledge of Sellers, to which an Acquired Entity or HdC is subject, or result in the creation of any Lien on any asset of HdC or the equity interests of any Acquired Entity. No consent or approval of any Person is required for the execution, delivery and performance by Sellers of this Agreement other than (i) approvals required pursuant to a Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing; and (ii) such other consents as are required under Authorizations, Expansion Entitlements, rules and regulations of liquor license authorities, and the Ordinary Course Contracts.

4.4          Bankruptcy. No Acquired Entity is subject to any pending, or to the knowledge of Sellers, threatened bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

4.5          No Special Taxes. Except as set forth on Schedule 4.5 hereto, none of the Acquired Entities has received any written notice of any proposed special Taxes or assessments relating to HdC or any part thereof or any planned public improvements that will result in a special Tax or assessment against HdC or any portion thereof.

4.6          Compliance with Existing Laws. Neither Sellers nor any Acquired Entity has received from any Governmental Authority written notice (i) of any violation of any material provision of Applicable Laws with respect to the ownership, operation, use, maintenance or condition of HdC which violation has not been remedied, or (ii) that Owner, Operating Lessee or Manager lack any permit, license, certificate or authority necessary for the present use and occupancy of the Hotel which has not been obtained. The license(s) permitting the sale and service of alcoholic beverages at the Hotel are in full force and effect and are in the name of Manager.

4.7          Ordinary Course Contracts; Other Agreements. To Sellers' knowledge, there are no (i) management, license, franchise, marketing or technical services agreements, (ii) service, supply, maintenance, construction, capital improvement or similar contracts, (iii) lease agreements for the lease of Personal Property (whether a capital lease, operating lease, financing lease or similar agreement), or (iv) lease, contract or agreement pertaining to facilities not located at the Hotel but which are required and presently used for the operation of the Hotel (including without limitation use agreements for parking or garage contracts or leases), which in any such case will bind Purchaser or HdC (or portion thereof) after the date of Closing, other than (A) the Ordinary Course Contracts, the Development Agreement, the Collective Bargaining Agreement or the Management Agreement in each case as delivered to Purchaser as Submission Matters, or (B) Immaterial Contracts. Except as set forth on Schedule 4.7 hereto, none of the Acquired Entities has received written notice of any alleged breach of, or intention by any of the parties to any of the Ordinary Course Contracts (other than Immaterial Contracts) or the Development Agreement or the Collective Bargaining Agreement to cancel the same, nor has any Acquired Entity canceled any of same other than in the ordinary course of business. There exist no written employment agreements with any employee of Manager other than "at will" agreements.

4.8          Occupancy Agreements. Except as set forth on Schedule 4.8 hereto, to Sellers' knowledge: (i) there are no leases, concessions or occupancy agreements in effect with respect to the Real Property other than the Occupancy Agreements made available for inspection by Purchaser as Submission Matters; (ii) except as provided in the Occupancy Agreements, no tenant or concessionaire is entitled to any rebates, allowances, free rent or rent abatement for any period after the Closing of the transaction contemplated hereby, and no rent has been prepaid thereunder for any period longer than one month in advance (other than as security for the first or last month's rent); (iii) no Acquired Entity has received written notice of any intention by any of the parties to any Occupancy Agreement to cancel the same nor has any Acquired Entity canceled any of same; (iv) to the extent that any of the Occupancy Agreements calls for security, such security remains on deposit with Owner or Operating Lessee, and has not been applied towards any payment due under said Occupancy Agreements; (v) no party is in material default under any Occupancy Agreements; (vi) Owner or Operating Lessee have performed in all material respects all obligations required of it under all of the Occupancy Agreements and there remain no unfulfilled obligations of Owner or Operating Lessee under any Occupancy Agreements; and (vii) no tenant has given written notice to any Acquired Entity of its intention to institute litigation or otherwise assert a claim or offset with respect to any Occupancy Agreements.

4.9          Insurance. To Sellers' knowledge, all of the Insurance Policies are valid and in full force and effect and no Acquired Entity has received any written notice that any Acquired Entity or any other person has failed to comply with any material requirements thereof which failure has not been remedied.

4.10        Condemnation Proceedings; Roadways. Except as set forth on Schedule 4.10 hereto, no Acquired Entity has received written notice of any condemnation or eminent domain proceeding pending or threatened in writing against HdC or any part thereof, nor of any written notice of any plan to close, relocate, widen, repave or reconfigure any public or private street, alley, highway or other roadway adjacent to HdC, or any turn lane, median break, curb cut or other vehicular access point through which ingress or egress to or from HdC is gained from any such roadway.

4.11        Actions or Proceedings. No Acquired Entity has received written notice of any suit or proceeding pending or, to Sellers' knowledge, threatened in any court, before any arbitrator, or before or by any Governmental Authority which (i) in any manner raises any question affecting the validity or enforceability of this Agreement or any other material agreement or instrument to which any Acquired Entity is a party or by which it or HdC is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, or (ii) would create a Lien on any HdC Interest or HdC, any part thereof or any interest therein other than the Existing Debt Liens or which would not be covered by a Monetary Encumbrance Release at Closing.

4.12        No Commitments. Except as set forth on Schedule 4.12 hereto, to Seller’s knowledge, no material commitments have been made by any Acquired Entity to any Governmental Authority, utility company, school board, church or other religious body, or any homeowners' association or any other organization, group or individual, relating to HdC which would impose any obligation upon Purchaser or any of the Acquired Entities to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off of the Real Property.

4.13        Financial Statements. The Financial Statements present fairly the financial position of the Acquired Entities which own and control HdC, as of the date thereof, and the results of operations and cash flows of HdC for the periods set forth therein in all material respects. To the extent not reflected in the Financial Statements and other than a general partner's or member's liability for the liabilities of a partnership or limited liability company, respectively, the Acquired Entities (other than Owner, Operating Lessee, Manager, and North Beach Developer) have no assets or liabilities other than (i) equity interests or management interests in a Subsidiary Entity, Owner or Operating Lessee, and (ii) the Existing Debt and liabilities pursuant to a Monetary Title Encumbrance which will be released or discharged as Closing. As of the date hereof the outstanding principal balance of the Existing Debt is $400,000,000 (as to the existing mortgage and mezzanine loans made by German American Capital Corporation) and $0 (as to the existing revolving loan). As of the date hereof, there are two outstanding letters of credit under the existing revolving loan in the face amount of $1,274,600 and $1,028,000, respectively.

4.14        Special Purpose Entities. Since its formation, each Acquired Entity (i) has not owned, managed or leased any asset or property other than a direct or indirect interest in HdC and incidental personal property necessary for the direct or indirect ownership, lease, management and operation of HdC, (ii) has not engaged in any business other than the direct or indirect ownership, lease, development, management and operation of HdC, and (iii) has no existing liabilities except those arising from or through the direct or indirect ownership, lease, management or operation of HdC and the Existing Debt.

4.15        Expansion Entitlements. There are no lawsuits or other actions filed and served upon any Acquired Entity, or to Sellers' knowledge, otherwise pending or threatened, and no Acquired Entity is otherwise party to any current lawsuit or other action, to revoke, invalidate or modify the Expansion Entitlements. To Sellers' knowledge, the Expansion Entitlements do not require the ownership, possession or right of use of any real property (other than public streets and rights of way) that is not included within the Real Property, except as specifically provided in the Expansion Entitlements, in any ordinances or resolutions approving the Expansion Entitlements or in any Applicable Laws referenced in the Expansion Entitlements.

4.16        Environmental. To Sellers' knowledge, no Acquired Entity has received written notice from any Governmental Authority (i) of any pending proceeding or investigation concerning any alleged or suspected violation of Applicable Laws regarding the use, storage, transportation, release or disposal of Hazardous Materials ("Environmental Laws") or (ii) of any alleged violation of Environmental Laws at HdC that remains uncured. To Sellers' knowledge, no Acquired Entity has used, stored, disposed or released any Hazardous Materials at or about HdC in violation of any Environmental Laws nor, to Sellers' knowledge, has any use, storage, disposal or release of Hazardous Materials occurred at or about HdC in violation of any Environmental Laws during the period of Owner's ownership. No Acquired Entity has installed, nor are there currently in use at the HdC, any underground storage tanks.

4.17        Memberships. There are no agreements under which any Person has membership rights with respect to the use of any facilities at HdC for greater than one (1) year or which require any refund of membership deposits, except for any express or implied rights created by Applicable Laws.

4.18        HdC Marks. Schedule 4.18 hereto sets forth each registered HdC Mark and the owner thereof. No Acquired Entity has entered into or assumed, and to HdC Parent's knowledge there does not exist, (i) any license or other agreement under which any Acquired Entity holds or uses, or authorizes any other Person to use, any of the HdC Marks or (ii) any Lien with respect to any of the HdC Marks, other than the Existing Debt Liens and any Monetary Title Encumbrance which will be released or discharged at Closing. To Sellers' knowledge, no Acquired Entity has received any written notice that the Acquired Entities' use of the HdC Marks infringes or misappropriates the rights of any other Person.

4.19	Tax Matters.

(a)           Except as set forth on Schedule 4.19, (i) each Acquired Entity which is not a corporation qualifies, and has qualified during its entire existence, as a partnership for federal income tax purposes, and not as a corporation, or an association taxable as a corporation; (ii) each Acquired Entity has filed within the time and in the manner prescribed by law all federal, state and local Tax Returns and reports, required to be filed by it under the Laws of the United States and of each state or other jurisdiction in which such Acquired Entity conducts business activities requiring the filing of Tax Returns or reports; (iii) all Tax Returns filed by such Acquired Entity are true and correct in all material respects; (iv) no Acquired Entity is delinquent in the payment of any Tax, assessment, or governmental charge or deposit and has no Tax deficiency or claim outstanding, assessed, or threatened in writing against it; (v) the accruals and reserves for unpaid Taxes on the books and records of each Acquired Entity as of the Closing Date are sufficient in all material respects for the payment of all unpaid federal state and local Taxes of such Acquired Entity accrued for or applicable to all periods ended on or before the Closing Date (without giving effect to the closing of the transactions contemplated hereby or the Transaction Documents); (vi) the KSL Tax Reserve is a reasonable estimate of the amount necessary to pay the income Tax liabilities of KSL DC Corporation for all taxable periods up to and through the Closing Date (but without giving effect to the closing of the transactions contemplated hereby or by the Transaction Documents), with a so-called “closing-of-the-books” methodology with respect to that portion of the 2005 taxable period of KSL DC Corporation attributable to the period through the Closing Date (without giving effect to the closing of the transactions contemplated hereby or the Transaction Documents), (vii) there are no Tax Liens outstanding against any Acquired Entity or any of their respective assets; and (viii) the federal, state, and local Tax Returns of such Acquired Entity have not been audited, nor has such entity received, as of the Effective Date, any notice of any federal, state, or local audit.

(b)           No Acquired Entity other than CNL Hotel Del Tenant Corp. or KSL DC Corporation has been or has elected (or will elect prior to the Closing) to be treated as an association taxable as a corporation for federal income tax purposes under Treasury Regulations Section 301.7701-3.

4.20        Submission Matters. The Category 1 Submission Matters have been delivered or made available to Purchaser in accordance with the requirements of Section 2.6(b) in all material respects, and, to the knowledge of Sellers, are true, correct and complete in all material respects, and to the knowledge of Sellers, there are no other Category 1 Submission Matters that have not been delivered to Purchaser, and to the knowledge of Sellers, the Category 2 Submission Matters have been delivered to Purchaser in accordance with the requirements of Section 2.6(b) in all material respects, in all cases other than (i) those agreements which will not bind Purchaser, any Acquired Entity or HdC (or portion thereof) after Closing, or (ii) Immaterial Contracts. True, correct and complete copies of the Collective Bargaining Agreement and the Acquired Entity Organizational Documents have heretofore been made available to Purchaser in accordance with the requirements of Section 2.6.

4.21	Labor; ERISA.

(a)           Schedule 4.21 hereto identifies each Benefit Plan covering Hotel Employees. To HdC Parent's knowledge, no such Benefit Plan is the subject of any investigation, audit or other such adverse action by the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation, nor is there any basis for any such adverse action.

(b)           Except for and as disclosed in the Collective Bargaining Agreement, none of the Hotel Employees are covered by a collective bargaining agreement or within any bargaining unit certified under the National Labor Relations Act or any similar state Law. To HdC Parent's knowledge, no work stoppage on the part of any Hotel Employees is being threatened. Except to the extent the following reasonably would not be expected to have a material adverse effect on the business of the Hotel, no Acquired Entity has received written notice of any pending charge of unfair labor practices. None of the Hotel Employees is covered by a written employment agreement other than the Collective Bargaining Agreement.

(c)           Except as set forth on Schedule 4.21 hereto or in the Collective Bargaining Agreement, no Acquired Entity is obligated to make contributions on behalf of any Hotel Employee to a Multiemployer Plan.

(d)           Except for Manager, none of the Acquired Entities has any employees. All of the Hotel Employees are the employees of Manager.

4.22.      Brokers. Other than Goldman, Sachs & Co., the fees and expenses of which shall be paid as provided in Section 2.3, no Acquired Entity has retained any broker for the transactions contemplated hereby for which Purchaser shall have any responsibility.

4.23        No Options. There are no outstanding agreements (written or oral) agreeing to sell or granting an option or right of first refusal to purchase the Hotel, the HdC Interests or interests in any of the Acquired Entities, except for such agreements, if any, which have been or will be waived pursuant to the terms hereof.

Each of the representations and warranties contained in this Article IV are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser. Each of the representations and warranties contained in this Article IV shall be deemed made as of the Effective Date, and remade as of the Closing Date to the extent provided in Section 8.2(d) , and any claim for any breach of such representations and warranties shall survive Closing only as provided in Article X.

The term "to the knowledge of Sellers" or similar phrase as used in Article III and this Article IV, shall mean the then actual knowledge of Eric Resnick, Scott Dalecio and Todd Shallan, none of whom shall have any duty of investigation or inquiry.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce Sellers and HdC Parent to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Sellers and HdC Parent on the Effective Date, as follows:

5.1          Organization and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

5.2          Authorization and Execution. This Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreements of Purchaser and are enforceable against Purchaser in accordance with their terms, subject to equitable principles and to applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws generally applicable to the rights of creditors. The person executing this Agreement on behalf of Purchaser has the authority to do so.

5.3          Non-contravention. The execution and delivery of this Agreement and the other agreements contemplated hereby and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of Applicable Law, Purchaser's organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any Lien on any asset of Purchaser.

5.4          Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which (i) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (ii) would materially and adversely affect the business, financial position or results of operations of Purchaser, or (iii) would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

5.5          Financing. Purchaser shall have at the Closing sufficient funds to permit Purchaser to consummate the transactions contemplated by this Agreement. The parties acknowledge and agree that it shall not be a condition to the obligations of Purchaser to consummate the transactions contemplated hereby that Purchaser have sufficient funds for payment of the HdC Interest Purchase Price and any Closing or post-Closing adjustments thereto.

5.6          Investment. Purchaser is acquiring the Transferred HdC Interests for investment purposes and not with a view towards distribution in violation of applicable securities laws.

5.7          Brokers. Purchaser has not retained any broker in connection with the transactions contemplated hereby for which any Seller shall have any responsibility following Closing.

5.8          LIMITATION ON SELLERS' REPRESENTATIONS AND WARRANTIES. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT IT HAS EXAMINED AND INVESTIGATED TO ITS FULL SATISFACTION ALL FACTS, CIRCUMSTANCES AND MATTERS RELATING TO THE HdC INTERESTS, HdC AND THE ACQUIRED ENTITIES. PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLES III AND IV, PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM ANY SELLER, ACQUIRED ENTITY, NOR ANY PARTNER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE, ATTORNEY OR AGENT THEREOF, AS TO ANY MATTER, CONCERNING THE HdC INTERESTS, HdC AND THE ACQUIRED ENTITIES, OR SET FORTH, CONTAINED OR ADDRESSED IN THE SUBMISSION MATTERS AND/OR THE DISCLOSURE SCHEDULE (INCLUDING, EXCEPT AS PROVIDED IN SECTION 4.21, THE COMPLETENESS THEREOF), INCLUDING WITHOUT LIMITATION: (I) THE QUALITY, NATURE, HABITABILITY, MERCHANTABILITY, USE, OPERATION, VALUE, MARKETABILITY, ADEQUACY OR PHYSICAL CONDITION OF HdC OR ANY ASPECT OR PORTION THEREOF, INCLUDING STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES, ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, SOILS, GEOLOGY, SEISMIC AND GROUNDWATER, OR WHETHER HdC LIES WITHIN A SPECIAL FLOOD HAZARD AREA, AN AREA OF POTENTIAL FLOODING, A VERY HIGH FIRE HAZARD SEVERITY ZONE, A WILDLAND FIRE AREA, AN EARTHQUAKE FAULT ZONE OR A SEISMIC HAZARD ZONE, AND/OR WHETHER AND TO WHAT EXTENT ANY OF SUCH RISKS OR ANY OTHER RISKS OR LOSSES RESULTING THEREFROM ARE OR MAY CONTINUE TO BE INSURABLE, (II) THE DIMENSIONS OR LOT SIZE OF THE REAL PROPERTY OR THE SQUARE FOOTAGE OF THE IMPROVEMENTS THEREON OR OF ANY TENANT

SPACE THEREIN, (III) THE DEVELOPMENT OR INCOME POTENTIAL, OR RIGHTS OF OR RELATING TO, HdC, OR HdC's USE, HABITABILITY, MERCHANTABILITY, OR FITNESS, OR THE SUITABILITY, VALUE OR ADEQUACY OF HdC FOR ANY PARTICULAR PURPOSE, (IV) THE ZONING, HISTORICAL LANDMARK OR OTHER LEGAL STATUS OF HdC OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON THE USE OF HdC, (V) THE COMPLIANCE OF HdC OR ITS OPERATION WITH ANY APPLICABLE LAWS OR RESTRICTIONS OR OF ANY OTHER PERSON, (VI) THE ABILITY OF PURCHASER TO OBTAIN ANY NECESSARY CONSENTS OR APPROVALS FROM ANY GOVERNMENTAL AUTHORITIES FOR PURCHASER'S INTENDED USE OR DEVELOPMENT OF HdC, (VII) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS ON, IN, UNDER, ABOVE OR ABOUT HdC OR ANY ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY PORTION OF HdC, (IX) THE CONDITION OF TITLE TO HdC, (X) THE ORDINARY COURSE CONTRACTS, THE DEVELOPMENT AGREEMENT, THE COLLECTIVE BARGAINING AGREEMENT OR ANY OTHER AGREEMENTS AFFECTING HdC OR THE INTENTIONS OF ANY PARTY WITH RESPECT TO THE NEGOTIATION AND/OR EXECUTION OF ANY LEASE OR CONTRACT WITH RESPECT TO HdC, OR (XI) THE ECONOMICS OF, OR THE INCOME AND EXPENSES, REVENUE OR EXPENSE PROJECTIONS OR OTHER FINANCIAL MATTERS, RELATING TO, THE OPERATION OF THE OWNERSHIP OF HdC OR ANY PORTION THEREOF.

ANY REPORTS, REPAIRS OR WORK REQUIRED BY PURCHASER ARE THE SOLE RESPONSIBILITY OF PURCHASER. PURCHASER AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, THERE IS NO OBLIGATION ON THE PART OF ANY SELLER OR ACQUIRED ENTITY TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO HdC OR TO CURE ANY VIOLATIONS OF APPLICABLE LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER.

5.9         RELEASE. AS A MATERIAL PART OF THE CONSIDERATION TO SELLERS FOR THE SALE OF THE TRANSFERRED HdC INTERESTS HEREUNDER, EXCEPT FOR A SURVIVING CLAIM MADE UNDER ARTICLE X, PURCHASER HEREBY WAIVES AND RELINQUISHES, AND RELEASES SELLERS AND EACH OF SELLERS' PARTNERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS (COLLECTIVELY, "SELLER RELEASEES") FROM, ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST SELLER RELEASEES, OR ANY OF THEM, BASED DIRECTLY OR INDIRECTLY ON (I) ANY PAST, PRESENT OR FUTURE CONDITION OF HdC, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS MATERIALS OR (II) ANY MISREPRESENTATION, OR FAILURE TO DISCLOSE TO PURCHASER ANY INFORMATION, REGARDING HdC (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION OF WHICH SELLERS SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY PURCHASER THROUGH AN INSPECTION OF HdC OR THE REAL PROPERTY RECORDS). PURCHASER UNDERSTANDS THAT SUCH WAIVER AND RELEASE INCLUDES STATUTORY AS WELL AS "COMMON LAW" AND EQUITABLE RIGHTS

AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH PURCHASER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER. PURCHASER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLERS IN ENTERING INTO THIS AGREEMENT, THAT PURCHASER'S COUNSEL HAS ADVISED PURCHASER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVER AND RELEASE AND THAT PURCHASER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE HdC INTERESTS FOR THE PURCHASE PRICE SPECIFIED HEREIN, SELLERS' DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING THE HdC INTERESTS, HdC AND THE ACQUIRED ENTITIES OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN.

PURCHASER FURTHER AGREES AND ACKNOWLEDGES THAT, IN GIVING THE FOREGOING WAIVER AND RELEASE, IT HAS WITH ITS LEGAL COUNSEL, CONSIDERED ANY STATUTE OR OTHER LAW THAT MIGHT APPLY TO AND LIMIT THE EFFECT OF PURCHASER'S WAIVER AND RELEASE HEREIN AND HEREBY KNOWINGLY WAIVES THE BENEFITS OF ANY SUCH LAW INCLUDING, WITHOUT LIMITATION, THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

Purchaser's Initials	Sellers' Initials

ARTICLE VI

CONDITIONS PRECEDENT

6.1          As to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated hereunder at Closing is subject to the satisfaction of the following conditions precedent (unless the failure to satisfy such condition is caused by the default of Purchaser under this Agreement):

(a)           Sellers' Deliveries. Each Seller shall have delivered to Escrow Agent all of the documents required of such Seller pursuant to Section 8.2 and 8.4 on or before the dates required in Section 8.2 and 8.4.

(b)           Representations, Warranties and Covenants; Obligations of Sellers. The representations and warranties made in this Agreement by Sellers shall be true and correct in all material respects, in each case as of the Effective Date and as of the Closing Date to the

extent provided in Section 8.2(d) (unless by their terms they relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date); and HdC Parent and Sellers shall have performed in all material respects all of their respective covenants and other obligations under this Agreement.

(c)           Title Policy. The Title Company shall have unconditionally committed in writing to issue to Owner, the Title Policy for HdC subject only to the Permitted Exceptions, subject to the payment of premiums therefor.

(d)         Resignations. Purchaser shall have received the written resignation of all of the directors, managers and officers of the Acquired Entities, effective as of the Closing Date.

(e)           Replacement Debt. The Replacement Debt shall have been obtained by the applicable Acquired Entities immediately prior to or concurrently with the Closing on substantially the same or better terms and conditions set forth in the Replacement Debt Commitment and the proceeds thereof shall have been (i) applied to the repayment of the Existing Debt and release of the Existing Debt Liens as provided in Section 2.1, and (ii) distributed as provided in Section 2.1; provided, however, that Purchaser shall be deemed to have waived the condition set forth in this Section 6.2 (e) if Purchaser fails, in any material respect, to perform its obligations under Section 7.8 (it being understood, however, that Purchaser's obligations under Section 7.8 are not a guarantee that the Replacement Debt will close on the Closing Date).

Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser or by Purchaser Closing the transactions contemplated by this Agreement. The exclusive rights and remedies of Purchaser resulting from a failure of any condition contained in this Section 6.1 are set forth in Section 6.4.

6.2          As to Sellers' Obligations. The obligation of each Seller to consummate the transactions contemplated hereunder at Closing is subject to the satisfaction of the following conditions precedent (unless the failure to satisfy such condition is caused by the default of Sellers under this Agreement):

(a)           Purchaser's Deliveries. Purchaser shall have delivered to Escrow Agent the Purchase Price and all of the documents required of Purchaser pursuant to Section 8.3 and 8.4 on or before the dates required in Section 8.3 and 8.4.

(b)           Representations, Warranties and Covenants; Obligations of Purchaser. The representations and warranties by Purchaser made in this Agreement shall be true and correct in all material respects as of the Closing Date as if then made; and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.

(c)           Replacement Debt. The Replacement Debt shall have been obtained by the applicable Acquired Entities immediately prior to or concurrently with the Closing on substantially the same or better terms and conditions set forth in the Replacement Debt

Commitment and the proceeds thereof shall have been (i) applied to repayment of the Existing Debt and release of the Existing Debt Liens as provided in Section 2.1, and (ii) distributed as provided in Section 2.1.

(d)           CNL Agreement. Closing under the CNL Agreement with respect to those HdC Interests being purchased from CNL by Sellers (or Purchaser, as provided in Section 2.8) shall have occurred simultaneously with the Closing hereunder.

Each of the conditions contained in this Section are intended for the benefit of Sellers may be waived in whole or in part, in writing, by Sellers, or by Sellers Closing the transactions contemplated by this Agreement. The exclusive rights and remedies of Sellers resulting from a failure of any condition contained in this Section 6.2 are set forth in Section 6.4.

6.3          Efforts of the Parties. The parties hereto hereby agree to use commercially reasonable good faith efforts to cause each of the conditions precedent to the obligations of the parties to be fully satisfied, performed and discharged, on and as of the Closing Date (to the extent within such party's control or ability to influence).

6.4	Failure of Conditions.

(a)           If the conditions set forth in Sections 6.1(c) or (e) cannot or will not be satisfied at or prior to the Closing Date (unless the failure to satisfy any such conditions is caused by the default of Purchaser under this Agreement), and, if curable, Sellers are unable to cure any such matter or satisfy such condition within fifteen (15) days after written notice thereof from Purchaser (which fifteen (15) day period shall, if necessary, automatically extend the Closing Date to the expiration of such fifteen (15) day period), then Purchaser may elect by written notice delivered to Sellers to terminate this Agreement, in which event (i) the parties shall retain their rights to enforce the Inspection Agreement, the Confidentiality Agreement and the provisions of Section 8.6 which expressly survive a termination of this Agreement, (ii) the Deposit shall be returned to Purchaser, and (iii) all other rights and obligations of the parties hereunder (except those referenced in clause (i)) shall terminate immediately. Notwithstanding the foregoing, in the event that the condition set forth in Section 6.2(d) has not been satisfied by the Closing Date, and if Purchaser has the right to commence an action for specific performance under the CNL Agreement and elects to commence such an action in the name of Sellers and Purchaser, Purchaser shall have the right to adjourn the Closing Date until such date as a closing is mandated by court order. The costs of such litigation shall be borne 55% by Sellers and 45% by Purchaser, payable monthly. If Sellers and Purchaser do not prevail in such litigation, then upon the earlier to occur of (x) the issuance of a final non-appealable decision denying the plaintiffs specific performance or (y) the decision by Purchaser not to pursue the litigation any further, either Sellers or Purchaser may elect to terminate this Agreement as provided above. If the conditions set forth in Sections 6.1 (a), (b) or (d) cannot or will not be satisfied on or prior to the Closing Date (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement), the provisions of Section 10.1 shall govern.

(b)           If the conditions set forth in Section 6.2(c) or (d) cannot or will not be satisfied at or prior to the Closing Date (unless the failure to satisfy such condition is caused by the default of Sellers under this Agreement), and, if curable, Purchaser is unable to cure any such matter or satisfy such condition within fifteen (15) days after written notice thereof from Sellers (which fifteen (15) day period shall, if necessary, automatically extend the Closing Date to the expiration of such fifteen (15) day period), then Sellers may elect by written notice delivered to Purchaser to terminate this Agreement, in which event (i) the parties shall retain their rights to enforce the Inspection Agreement, the confidentiality Agreement and the provisions of Section 8.6 which expressly survive a termination of this Agreement, (ii) the Deposit shall be returned to Purchaser, and (iii) all other rights and obligations of the parties hereunder (except those referenced in clause (i)) shall terminate immediately. If the conditions set forth in Section 6.2(a) or (b) cannot or will not be satisfied on or prior to the Closing Date (unless the failure to satisfy such condition is caused by the default of Sellers or HdC under this Agreement), the provisions of Section 10.2 shall govern.

6.5          Waiver by Purchaser. If Purchaser, with knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by any Seller or HdC Parent under this Agreement and/or (ii) any breach of or inaccuracy in any representation or warranty of any Seller or HdC Parent made in this Agreement, nonetheless elects to proceed to Closing, then, upon the consummation of the Closing and notwithstanding anything contained herein to the contrary, Purchaser shall be deemed to have waived any such default and/or breach or inaccuracy and shall have no claim against any Seller or HdC Parent with respect thereto, except as may be expressly provided in Article X below.

ARTICLE VII

COVENANTS OF SELLERS AND PURCHASER

Sellers shall comply with their respective covenants set forth below; and Purchaser shall comply with the covenants of Purchaser set forth below.

7.1          Intercompany Debt. Each Seller covenants that at Closing there shall be no Intercompany Debt owed by any Acquired Entity to CNL, either Seller or any of their respective Affiliates (other than an Acquired Entity). The Management Agreement be terminated effective as of the Closing Date.

7.2          Ordinary Course Contracts; Other Agreements. Sellers shall cause each Acquired Entity to refrain from canceling, modifying or entering into any new Ordinary Course Contracts, except as required in Owner's, Operating Lessee's, or North Beach Developer's good faith judgment by the terms thereof, unless (a) any such new agreement or modification will not bind Purchaser, an Acquired Entity or HdC after the date of Closing (other than as contemplated by the North Beach Loan), or (b) any cancellation of any Ordinary Course Contract is the result of a default or failure to perform adequately by the other party thereto, or (c) any such new agreement would constitute an Immaterial Contract, or any such modification is made to an Immaterial Contract and after giving effect to such modification such agreement will continue to constitute an Immaterial Contract, or (d) Sellers have obtained Purchaser's prior written consent to such cancellation, new agreement or modification, which consent shall not be unreasonably withheld or delayed and shall be deemed given if, within five (5) Business Days following Purchaser's receipt of Sellers' request, Purchaser fails to provide Owner with a reasonably detailed written description of the reason Purchaser withholds its consent and/or a statement of those changes (if applicable), which, if made, would cause Purchaser to grant its consent (the "Approval Standard"). Sellers shall cause each Acquired Entity to refrain from canceling or materially modifying the Development Agreement or the Collective Bargaining Agreement except as required by Applicable Law.

7.3	North Beach and Spa and Beachclub Projects.

(a)           Purchaser acknowledges and agrees that the North Beach Project and the Spa and Beachclub Project are currently under construction at HdC. Sellers agree that prior to entering into the construction contract for each such project (which contract shall be a "guaranteed maximum" contract"), architect's agreement, a commitment for the North Beach Loan, the North Beach Loan Documents, the North Beach Condo Hotel Documents or any other agreement which would involve a sum in excess of $100,000, or modifying the North Beach Plan and Budget in such a manner as would require the consent of North Beach Developer under the Development Management Agreement (if effective), such contract or proposed modification shall be submitted to Purchaser for its approval. Such approval shall not be unreasonably withheld or delayed. Purchaser shall have five (5) Business Days to approve any such document or proposed modification. To the extent Purchaser does not respond during such five (5) Business Day period, Purchaser shall be deemed to have approved such document or proposed modification, and such document or Proposed Modification shall be deemed to have been disclosed to Purchaser in accordance with this Agreement. To the extent Purchaser does not approve any such document or Proposed Modification during the timeframe provided, Purchaser and Sellers' Representative shall negotiate in good faith any revisions requested by Purchaser. Purchaser acknowledges that it shall review the plans and specifications and budgets for these developments prior to the Termination Time and it shall not object to such plans and specifications following the Termination Time.

(b)           Purchaser hereby designates Paula Maggio as the person to receive any documents to be reviewed in accordance with the terms of this Section 7.3 notwithstanding anything else contained in this Agreement to the contrary.

(c)           All pre-Closing sales and marketing activities with respect to the North Beach Project shall comply in all material respects with all Applicable Laws.

7.4          Insurance. Sellers shall exercise commercially reasonable efforts to cause the Acquired Entities to pay all premiums on, and not cancel or voluntarily allow to expire, any of the Acquired Entities' Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage (but only to the extent deemed commercially reasonable by the Acquired Entities in good faith) at least as extensive as the policy or policies being replaced.

7.5          Operation of HdC Prior to Closing. Sellers covenant and agree with Purchaser that, to the extent Sellers are legally entitled to do so, between the Effective Date and the Closing Date:

(a)           Subject to the restrictions contained herein, as well as seasonal differences and events beyond Owner's and Operating Lessee's reasonable control: Sellers shall cause Owner and Operating Lessee, and shall use commercially reasonable efforts in good faith to cause Manager (to the extent such matters are within the scope of Manager's duties under the Management Agreement), to operate and maintain, the Hotel in substantially the same manner in which it operated and maintained the Hotel prior to the Effective Date and to continue to make capital improvements to the Hotel in the ordinary course consistent with past practices of Owner and Operating Lessee. Sellers shall cause Owner and Operating Lessee to conduct no business other than the ownership, lease, management and operation of the Hotel; and Sellers shall cause each Acquired Entity (other than Owner, Operating Lessee, and Manager) to not conduct any business whatsoever which would cause a violation of Section 4.14.

(b)           Subject to seasonal differences and events beyond Owner's and Operating Lessee's reasonable control: Sellers shall cause Owner and Operating Lessee to continue to take, and shall use commercially reasonable efforts in good faith to cause Manager (to the extent such matters are within the scope of Manager's duties under the Management Agreement) to continue to take, guest room reservations and to book functions and meetings and otherwise to promote the business of the Hotel in generally the same manner as it did prior to the Effective Date; and to cause all Advance Bookings to be booked at rates, prices and charges customarily charged by Owner or Operating Lessee or Manager, as applicable, for such purposes in the ordinary course of business of the Hotel consistent with past practices of Owner and Operating Lessee.

(c)           Subject to the respective rights of Owner (or Operating Lessee) and Manager under the Management Agreement, Sellers shall cause Owner and Operating Lessee to refrain, and shall use commercially reasonable efforts in good faith to cause Manager to refrain, from removing or causing or permitting to be removed from the Hotel any part or portion of the Improvements or the Personal Property owned by Owner or Operating Lessee, as applicable, other than in the normal course of business consistent with past practices, without the prior written consent of Purchaser, which consent shall be subject to the Approval Standard, unless the same is no longer needed or useful or the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any Liens, except the Existing Debt Liens and Monetary Title Encumbrances to be released at Closing.

(d)           Sellers shall not permit any Acquired Entity to acquire or agree to acquire, any material assets, in each case except in the ordinary course of business consistent with past practice of Owner and Operating Lessee or as contemplated by the North Beach Plan and Budget.

(e)           Sellers shall cause HdC Parent shall not enter into any employment agreements or amend any such agreements, except (i) as required to comply with changes in Applicable Law or (ii) in the ordinary course of business consistent with past practice.

(f)            Except as provided in this Section 7.5(f), Sellers shall not permit any Acquired Entity to take any action with respect to, or make any material change in its accounting or Tax policies or procedures, except as may be required by changes in GAAP consistently applied upon the advice of its independent accountants. Notwithstanding the foregoing, for the year that includes the Closing Date Sellers shall cause HdC Parent to make an effective and valid election under Code Section 754.

(g)           Sellers shall not permit any Acquired Entity to make or revoke any Tax election or settle or compromise any Tax liability, or amend any Tax Return.

(h)           Prior to the Closing, Sellers shall cause the Manager to promptly deliver to Purchaser copies of all reports generated by the Manager on a periodic basis showing the revenue and expenses of the Hotel and all departments thereof, together with such periodic information with respect to room reservations and other bookings, as is customarily kept or received internally.

(i)             Sellers shall promptly advise Purchaser of any Action concerning or affecting the Hotel, the HdC Interests and/or the Acquired Entities of which they obtain knowledge after the Effective Date, if such Action could reasonably be expected to have a Material Adverse Effect.

(j)            Sellers shall not permit any further sums to be drawn down on the existing revolving loan prior to the Closing other than for working capital purposes. In no event shall Sellers permit draws under the existing revolving loan prior to Closing for the purpose of making distributions to Sellers.

7.6	HdC Interests.

(a)           Except as provided in Section 7.16, or to the extent necessary to accomplish the contribution of real property for the North Beach Project or as expressly contemplated by the Restated HdC Parent Agreement, Sellers shall not permit (i) any amendment or change to the organizational documents of any Acquired Entity or (ii) permit any such Acquired Entity to issue any equity interests of any kind or transfer any equity interests in any manner whatsoever, or any transfer or encumbrance of any HdC Interest owned by KSL or KSL Management.

(b)           Immediately after the Closing, the HdC Interests shall be owned as set forth on Schedule 3.3. Between the Effective Date and the Closing Date, the parties shall negotiate in good faith any reasonable changes proposed to the post-Closing ownership structure by any party provided such changes do not result in any adverse Tax, financial or legal consequences to any other party or otherwise change the management, control and liquidity provisions contemplated by the Transaction Documents.

(c)           Immediately after the Closing, if the North Beach Property has been previously transferred to the North Beach Developer, the interests in the North Beach Developer shall be owned as set forth on Schedule 3.3. Between the Effective Date and the Closing Date, the parties shall negotiate in good faith any reasonable changes proposed to the post-Closing ownership structure by any party provided such changes do not result in any adverse Tax, financial or legal consequences to any other party or otherwise change the management, control and liquidity provisions contemplated by the Transaction Documents.

7.7	Reasonable Inspection.

(a)           Subject to the terms of the Inspection Agreement, prior to Closing, Sellers shall afford Purchaser and its agents and representatives reasonable access to the books of account, financial and other records, information, employees and auditors to the extent such items and contact with such Persons relate to HdC; provided that (i) any such access by Purchaser shall not unreasonably interfere with the conduct of Sellers' or HdC Parent's business; and (ii) Purchaser shall exercise commercially reasonable efforts to keep and shall cause its respective agents and representatives to keep the information contained in such records confidential, subject to the requirements of any Laws.

(b)           After Closing, Purchaser shall afford Sellers and their agents and representatives reasonable access to its books of account, financial and other records, information, employees and auditors to the extent such items and contact with such Persons relate solely to HdC prior to the Closing and to the extent necessary in connection with any audit or any other reasonable business purpose relating to HdC (other than litigation or investigation of any claim or action by Sellers against Purchaser or its Affiliates, and other than materials subject to the attorney-client privilege); provided that: (i) any such access by Sellers shall not unreasonably interfere with the conduct of Purchaser's or its manager's business; and (ii) Sellers shall exercise commercially reasonable efforts to keep and shall cause their respective agents and representatives to keep the information contained in such records confidential, subject to the requirements of any Laws.

7.8          Replacement Debt. Purchaser shall use diligent commercially reasonable efforts (i) to obtain the Replacement Debt Commitment on or before the Termination Time, and (ii) thereafter to obtain the Replacement Debt on behalf of the applicable Acquired Entities in accordance with the Replacement Debt Commitment and to satisfy the usual and customary requirements of the lender(s) thereunder. Sellers shall reasonably cooperate with Purchaser's efforts to obtain the Replacement Debt Commitment and the Replacement Debt. If the Replacement Debt Commitment is not obtained on or before the Termination Time, Sellers shall have the right to terminate this Agreement at any time thereafter upon written notice to Purchaser, in which event (x) Purchaser shall be entitled to the return of the Deposit to the extent the failure to obtain the Replacement Debt Commitment was not the result of Purchaser’s breach of its obligations under this Section 7.8, and (y) Sellers shall retain their rights to enforce the Inspection Agreement, the Confidentiality Agreement and the provisions of Section 8.6 which expressly survive a termination of this Agreement.

7.9          Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Sections 6.1 and 6.2 becoming incapable of being satisfied.

7.10        Name Change. As promptly as practicable following Closing, the name of each Acquired Entity shall be changed to delete any reference to "CNL" and to substitute "SHC" therefor.

7.11        No Solicitation. Unless this Agreement shall have been terminated pursuant to Section 10.2, Sellers shall not, and shall not permit the Acquired Entities to, directly or indirectly through any member, officer, director, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to effect a Competing Transaction.

7.12        Liquor Licenses. To the extent permitted by Applicable Law, Sellers or their Affiliates shall transfer or cause to be transferred to Replacement Manager ("Operator") all alcoholic beverage licenses held by Manager with respect to the operation of the restaurant, bars and lounges presently located within the Hotel (and, notwithstanding anything to the contrary herein or elsewhere, to the extent that Applicable Laws prohibit the transfer of any portion of Inventory connected with the same, the transfer of Inventory shall be appropriately limited or reduced as necessary to comply with such Applicable Laws without otherwise delaying Closing or reducing the Purchase Price, and such matters shall in no event constitute any breach or default by Sellers or any failure of a condition hereunder). Manager, Sellers, Purchaser and their respective Affiliates shall cooperate each with the other, and each shall execute or cause to be executed such transfer or notification forms, license applications, questionnaires and other documents as may be necessary to effect such transfers and/or to permit Purchaser to continue existing or obtain new alcoholic beverage licenses. If permitted under the Applicable Law, such parties shall execute or cause to be executed and file all necessary transfer or notification forms, applications, questionnaires and other documents with the appropriate alcoholic beverage authorities prior to Closing, to the end that the transfer or continuance of the existing licenses (and/or such related Inventory) or Purchaser's obtaining new licenses (if Purchaser so elects at its expense) shall take effect, if possible, on the Closing Date, simultaneously with Closing. If not so permitted or possible, then the parties agree each with the other that they will promptly execute or cause to be executed all transfer or notification forms, applications, questionnaires and other documents required by the liquor authorities in order to effect such transfer or continuation of existing licenses or issuance of new licenses at the earliest date in time possible consistent with Applicable Law, in order that all existing alcoholic beverage licenses (and/or such related Inventory) may be transferred, continued or new alcoholic beverage licenses issued to Purchaser or its designee at the earliest possible time. Purchaser acknowledges that the transfer, continuation or issuance to Purchaser or its designee of any existing or new alcoholic beverage license (as the case may be) is not a condition of Purchaser's obligation to proceed to Closing.

7.13. Waiver of Transfer Restrictions. Subject to and conditioned upon the occurrence of the Closing on or prior to the Closing Date, each Seller hereby waives (and shall cause its Affiliates to waive) any right to purchase the HdC Interests or otherwise exercise any rights under the limited partnership agreement of HdC Parent in a manner inconsistent with the consummation of the transactions contemplated by this Agreement including, without limitation, any so-called "ROFO", "tag-along" or "put" rights.

7.14        Compliance with SEC Reporting Requirements. For a period of time commencing on the date of this Agreement and continuing through the first anniversary of the Closing Date, Sellers shall cause the Manager, if applicable, from time to time, upon reasonable advance written notice from Purchaser sole cost and expense, provide Purchaser and its representatives with reasonable access to all of Sellers' information and documentation relating to the HdC Interests, Acquired Entities and the Hotel, provided the same shall then be in Sellers' (or an Affiliate of Sellers') possession, which information is relevant and reasonably necessary, in the opinion of the outside accountants of Purchaser, to enable Purchaser and Purchaser’s outside accountants to file financial statements, pro formas and any and all other information in compliance with any or all of (a) Rule 3-05 or 3-14 of Regulation S-X of the SEC; (b) any other rule issued by the SEC and applicable to Purchaser or its parent companies; and (c) any registration statement, 424(b) prospectus, report or disclosure statement filed with the SEC by or on behalf of Purchaser. Sellers shall reasonably cooperate with Purchaser, at no cost or expense to Sellers, to cause any SEC audit requirements to be completed and delivered to Purchaser within a reasonable time period to insure that all SEC filing requirements are met, and Purchaser shall reimburse Sellers for all out-of-pocket costs and expenses paid to third parties by Sellers in connection therewith. Sellers shall also authorize and shall cause the Manager, as applicable, to authorize any attorneys who have represented Sellers, the Partnerships or the Manager, as applicable in material litigation pertaining to or affecting the acquired Entities or the Hotel to respond, at Purchaser’s expense, to inquiries from Purchaser’s representatives and independent accounting firm; provided, however, that the foregoing shall not be deemed to constitute a waiver of the attorney-client privilege; and provided further, that the Sellers shall have the right to have their representatives present at any meeting (whether telephonic or in person) involving the Sellers' attorneys and Purchaser.

7.15        Manager Transfers. Immediately prior to Closing, (i) Manager shall assign and transfer the Management Agreement to KSL DC Operating, LLC, and (ii) KSL DC Operating, LLC shall transfer (x) its limited liability interest in Manager, which shall be all of the interest in Manager, to Replacement Manager, (y) its limited liability interest in KSL DC Development Management, LLC, which shall be all of the interest in KSL DC Development Management, LLC, to such Affiliate of KSL Management as it may designate. Such transfers shall not result in any liabilities to KSL DC Operating, LLC. None of the Acquired Entities will be the record owner of interests in Manager at Closing.

7.16        Reconfiguration of KSL Management. Immediately prior to Closing, KSL and KSL Management may dissolve KSL DC Operating, LLC and cause the equity interests of such entity in HdC Parent, KSL North Beach Development GP, LLC and KSL DC Development, LLC to be transferred pro rata to KSL DC Corporation and to a newly-formed limited liability company which shall be an Affiliate of Replacement Manager ("KSL Newco"). In such event, all references herein to KSL Management shall be deemed to refer to KSL Newco and any reference to the HdC Interest of KSL Management shall be deemed to refer to KSL Newco's equity interest in HdC Parent, KSL North Beach GP, LLC and KSL DC Development, LLC.

7.17        CNL Agreement. Sellers shall not materially amend or modify the CNL Agreement without Purchaser’s prior written consent (not to be unreasonably withheld or delayed). Sellers shall not agree to waive the performance of any material obligation of CNL under the CNL Agreement without the prior written approval of Purchaser (not to be unreasonably withheld or delayed). In the event of a default by CNL under the CNL Agreement, Sellers shall not exercise their remedy to terminate under Section 10.1(a) of the CNL Agreement if Purchaser is prepared to proceed to Closing under this Agreement.

7.18        KSL DC Corporation Holdback. To the extent that KSL DC Corporation has held back from distributing to its shareholders on or prior to the Closing Date an amount in excess of that necessary to pay Taxes and other liabilities of KSL DC Corporation on the Closing Date, Purchaser shall pay KSL 43.1385% of such excess as additional purchase price for the shares of KSL DC Corporation acquired by Purchaser. Such payment shall be made on the date of (or immediately preceding) the distribution of such excess to the shareholders of KSL DC Corporation in accordance with their shareholdings therein.

ARTICLE VIII

CLOSING

8.1          Closing. The Closing shall occur as herein provided at 10:00 a.m. on January 9, 2006, or such earlier or later date and time as Sellers' Representative and Purchaser may mutually agree upon in writing (the "Closing Date"), in either case, with time being of the essence; subject, however, to the right of either Purchaser or Sellers' Representative, in either of their sole and absolute discretion, to extend the Closing Date as expressly permitted in this Agreement. Except as otherwise permitted under this Agreement, such date and time may not be extended without the prior written approval of Sellers' Representative and Purchaser. As more particularly described below, at the Closing the parties hereto will (x) execute or cause to be executed, or instruct the Escrow Agent to release, all of the documents required to be delivered in connection with the transactions contemplated hereby (the "Closing Documents"), (y) deliver or cause to be delivered the same to Escrow Agent to the extent not delivered to Escrow Agent on or before the Effective Date, and (z) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, or at such other place as Purchaser and Sellers may mutually agree. At the Closing, Purchaser shall deliver the balance of the cash portion of the HdC Interest Adjusted Purchase Price to Escrow Agent as herein provided. If the Closing does not occur as provided in this Section 8.1, the provisions of Section 6.4(a) and Article X set forth the sole and exclusive rights and remedies of the parties hereto.

8.2          Sellers' Deliveries. On or before the Closing Date (unless otherwise expressly provided herein), Sellers shall deliver or cause to be delivered to Escrow Agent all of the following instruments, each of which shall have been duly executed by the applicable Sellers, any applicable Affiliate of Sellers, or HdC Parent (as the case may be) and shall be dated to be effective as of the Closing Date:

(a)           Four (4) original counterparts of each of the HdC Entity Assignments for each HdC Interest not evidenced by a stock certificate

(b)           Four (4) original counterparts of the HdC Entity Assignment for each HdC Interest evidenced by a stock certificate;

(c)	One (1) original FIRPTA Certificate with respect to each Seller;

(d)           Four (4) original counterparts of the Indemnification Escrow Agreement;

(e)           A certificate from each Seller as to itself (which representation shall be deemed a representation made pursuant to and contained in and subject to Article III and shall be subject to the limitations on survival and remedies set forth in Section 10.3) that such Seller's Article III Representations and Warranties are true and correct in all material respects as of the Closing Date as if then made, subject to matters disclosed in such certificate in addition to any matters set forth in the Disclosure Schedule;

(f)            A certificate from each Seller representing (which representation shall be deemed a representation made pursuant to and contained in and subject to Article IV and shall be subject to the limitations on survival and remedies set forth in Section 10.3) the Article IV Representations and Warranties are true and correct in all material respects as of the Closing Date as if then made, subject to matters disclosed in such certificate in addition to any matters set forth in the Disclosure Schedule;

(g)           Four (4) original counterparts each of the Transaction Documents; and

(h)           Any other document or instrument specifically required by this Agreement including, without limitation, the releases contemplated by Section 7.3.

8.3          Purchaser's Deliveries. On or before the Closing Date (unless otherwise expressly provided), Purchaser shall deliver to Escrow Agent the following, duly executed by Purchaser or any applicable Affiliate of Purchaser (as the case may be), and shall be dated to be effective as of the Closing Date:

(a)           Four (4) original counterparts each of the HdC Entity Assignment for each HdC Interest evidenced other than by a stock certificate;

(b)           Four (4) original counterparts of the HdC Entity Assignment for each HdC Interest evidenced by a stock certificate;

(c)           Four (4) original counterparts of the Indemnification Escrow Agreement;

(d)           A certificate representing (which representation shall be deemed a representation made pursuant to and contained in Article V) that all of the representations and warranties of Purchaser set forth in Article IV are true and correct in all material respects as of the Closing Date;

(e)           Purchaser shall deliver to Escrow Agent the balance of the Adjusted Purchase Price;

(f)	Four (4) original counterparts each of the Transaction Documents; and

(g)           Any other document or instrument specifically required by this Agreement.

8.4          Mutual Deliveries. At the Closing, Purchaser and Sellers, shall mutually execute and deliver each to the other:

(a)           Subject to the provisions of Section 7.12, such other documents, instruments and undertakings as may be required by the liquor authorities of the State of California, or of any county or municipality or governmental entity having jurisdiction with respect to the transfer or issue of liquor licenses or alcoholic beverage licenses or permits for the Hotel, to the extent not theretofore executed and delivered; and

(b)           Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company which are not inconsistent with this Agreement or the other Closing Documents.

To the extent the delivery of any of the items in Sections 8.2, 8.3 or 8.4 are conditions precedent to the obligation of a party pursuant to Sections 6.1 or 6.2, and the condition relating to any such item is not satisfied as of Closing, but the party for whose benefit such unsatisfied condition is made elects, nonetheless, to proceed to Closing, the delivery of the item applicable to the unsatisfied condition shall not be required pursuant to the provisions of Sections 8.2, 8.3 or 8.4.

8.5          Actions of Escrow Agent. On the Closing Date, provided that Escrow Agent has received each of the items described in Section 8.2 and 8.3 and confirmation from Sellers and Purchasers that the deliveries contemplated by Section 8.4 have occurred or have otherwise been waived, Escrow Agent shall take the following actions in the order indicated below:

(a)           Deliver to each Seller, in immediately available funds, the Adjusted Allocated Price for such Seller's HdC interest, less an amount equal to such Seller's Percentage Share of the Indemnification Escrow Amount;

(b)           Deposit the amounts withheld from each Seller's Adjusted Allocated Price pursuant to Section 8.5(a) into the Indemnification Escrow which shall be administered by Escrow Agent subject to the terms and conditions of the Indemnification Escrow Agreement;

(c)           Cause the Title Company to issue to Purchaser within ten (10) days after Closing the Title Policy;

(d)           Consolidate the executed counterparts of the HdC Interest Assignments, the Indemnification Escrow Agreement and the Transaction Documents and deliver to each party thereto two (2) duplicate original counterparts of each such fully executed document; and

(e)           Deliver to Purchaser the original FIRPTA Certificate executed by each Seller.

8.6          Closing Costs. Except as otherwise expressly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. All transfer, recording, sales, or other similar taxes and surtaxes due with respect to the transfer of the HdC Interests (if any) shall be borne by Purchaser. The cost for escrow fees of the Escrow Agent, the Title Policy (but not the cost of any endorsements thereto, extended coverage or a mortgagee policy, all of which shall be paid by Purchaser) and the Survey, shall be split equally between Sellers (pro rata to their Percentage Share), on the one hand, and Purchaser, on the other hand. If this Agreement is terminated other than by reason of a default by any party hereto, Sellers (pro rata to their Percentage Share) shall pay any costs for the Title Commitment and Survey. If this Agreement is terminated by reason of the default of any party, the expenses referenced in clauses (i) and (ii) of the preceding sentence shall be borne exclusively by the defaulting party. The provisions of this Section 8.6 shall survive any termination of this Agreement.

ARTICLE IX

CASUALTY; CONDEMNATION

9.1          Fire or Other Casualty. Sellers' Representative shall give Purchaser prompt notice of any fire or other casualty to HdC (or any portion thereof) costing more than Two Hundred Fifty Thousand Dollars ($250,000) to restore or repair, and the amount estimated by Sellers' Representative as being required to restore or repair same, and occurring between the Effective Date and the Closing Date of which Sellers' Representative has actual knowledge. If the cost of such restoration or repair is less than Twenty-Five Million Dollars ($25,000,000) (the "Casualty Threshold"), then no party shall have the right to terminate its obligations under this Agreement by reason thereof and the Closing shall take place without abatement of the HdC Interest Purchase Price, but Purchaser shall have the right to retain at the Closing all of the Acquired Entities' interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, in each case, for the period preceding the Closing Date) that may be payable to Sellers or any Acquired Entity on account of any such fire or other casualty, plus Sellers shall credit the amount of any deductibles, co-insurance or self-insured amounts under any policies related to such proceeds to the HdC Interest Purchase Price, to the extent such deductibles, co-insurance or self-insured amounts or proceeds have not been previously expended or are otherwise required to reimburse Sellers or any Acquired Entity for actual expenditures of restoration. If the cost of such restoration or repair equals or exceeds the Casualty Threshold, Purchaser may terminate this Agreement upon written notice to Sellers, in which event (i)  the Deposit shall be returned to Purchaser, and (ii) all other rights and obligations of the parties hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately. Should Purchaser nevertheless elect to proceed to Closing with respect to the HdC Interests, the Closing shall take place without abatement of the HdC Interest Purchase Price and at Closing Sellers shall assign to Purchaser all of Sellers' interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, in each case, for the period preceding the Closing Date) that may be payable to Sellers or an Acquired Entity on account of any such fire or other casualty, plus Sellers shall credit the amount of any deductibles, co-insurance or self-insured amounts under any policies related to such proceeds to the HdC Interest Purchase Price, to the extent such deductibles or proceeds have not been previously expended or are otherwise required to reimburse Sellers or an Acquired Entity for actual expenditures of restoration.

9.2          Condemnation. After the Effective Date, Sellers' Representative shall give Purchaser prompt notice of any notice it actually receives (or actual knowledge it otherwise obtains) of any taking by condemnation (actual, pending or threatened) of any part of or rights appurtenant to the Real Property. If such taking could reasonably be expected to result in a permanent loss of market value of HdC in excess of the Casualty Threshold, Purchaser may terminate its obligations under this Agreement by written notice to Sellers' Representative within ten (10) days after Sellers' Representative has given Purchaser the notice of taking referred to in this Section 9.2, or on the Closing Date, whichever is earlier, in which event (i)  the Deposit shall be returned to Purchaser, and (ii) all other rights and obligations of the parties hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately. If Purchaser does not so elect to terminate its obligations hereunder, then the Closing shall take place as provided herein, and Sellers shall assign to Purchaser at the Closing all of Seller's interest in any condemnation award which may be payable to Sellers or any Acquired Entity (as the case may be) on account of any such condemnation and, at Closing, Sellers shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Sellers or any Acquired Entity between the Effective Date and Closing less (i) any amounts reasonably expended by Sellers or any Acquired Entity in collecting such sums, (ii) any amounts reasonably used by Sellers or any Acquired Entity to repair HdC as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. If, prior to the Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to HdC that does not result in a permanent loss of market value of the Hotel in excess of the Casualty Threshold, Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Sellers shall assign to Purchaser at the Closing all of Sellers' interest in any condemnation award which may be payable to Sellers or any Acquired Entity on account of any such condemnation and, at Closing, Sellers shall credit to the amount of the HdC Interest Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Sellers or any Acquired Entity between the Effective Date and Closing less (i) any amounts reasonably expended by Sellers or any Acquired Entity in collecting such sums, (ii) any amounts reasonably used by Sellers or any Acquired Entity to repair HdC as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to this Section 9.2, Sellers' Representative shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation.

ARTICLE X

DEFAULT; TERMINATION RIGHTS; INDEMNITY

10.1	Default by Sellers.

(a)           If the Closing does not occur due to (i) any representation or warranty of any Seller contained in Articles III and IV, respectively, being inaccurate in any material respect when made or deemed made (without limiting the effect of Section 6.5), or (ii) the failure or inability of any Seller or HdC Parent to perform its obligations hereunder in any material respect, which, in either case, is not cured within fifteen (15) days after notice thereof from Purchaser (which fifteen (15) day period shall, if necessary, automatically extend the Closing Date to the expiration date of such fifteen (15) day period), and if individually or in the aggregate, the Losses incurred by the Purchaser Indemnified Parties resulting from such inaccuracies or nonperformances described in clauses (i) and (ii) of this sentence reasonably would be expected to exceed Five Million Dollars ($5,000,000) (the "Threshold Amount"), so long as all conditions precedent to Sellers' obligations hereunder have been satisfied (other than any conditions precedent which are not satisfied due to the default by any Seller Parties or HdC Parent), then Purchaser, as its sole and exclusive remedy, shall elect either (x) to terminate this Agreement, in which event the parties shall retain their rights to enforce the Inspection Agreement, the Confidentiality Agreement and the provisions of Section 8.6 which expressly survive a termination of this Agreement, the Deposit shall be returned to Purchaser, and all other rights and obligations of the parties hereunder (except those set forth in this clause (x)) shall terminate immediately; or (y) to irrevocably waive such default, nonperformance, inaccuracy or breach and proceed to Closing with a reduction in the Adjusted Gross Purchase Price equal to the reasonably estimated Losses over and above the Deductible, but in no event more than Four Million ($4,000,000); or (z) to commence an action for specific performance; provided, however, that the remedy of specific performance shall be available to Purchaser only in the case of a willful refusal to close by the Seller Parties (including a willful failure to close by Sellers under the CNL Agreement) and in the event Purchaser files a suit for specific performance within forty-five (45) days following the Closing Date, failing which, Purchaser shall be barred from enforcing Sellers' obligations in such manner and shall be deemed to have elected to terminate this Agreement pursuant to clause (x). In the event that Purchaser elects to terminate this Agreement pursuant to clause (x) above, Sellers may elect within two (2) Business Days after receipt of Purchaser's notice to nullify Purchasers' notice of termination by agreeing to reduce the Adjusted Gross Purchase Price by the reasonably estimated Losses over and above the Deductible, whereupon Purchaser shall be obligated to proceed to Closing. Notwithstanding any of the foregoing to the contrary, if and to the extent the Losses referenced in this Section 10.1(a) are attributable solely to a breach by Sellers of any Article III Representations and Warranties, the amount of such Losses shall be applied to reduce the HdC Interest Purchase Price (as opposed to the Adjusted Gross Purchase Price).

(b)           If (i) any representation or warranty of any Seller contained in Articles III and IV, respectively, shall be inaccurate in any material respect when made or deemed made (without limiting the effect of Section 6.5), or (ii) any Seller or HdC Parent defaults in the performance of any of its obligations under this Agreement which are performable prior to Closing, and if the aggregate Losses incurred by the Purchaser

Indemnified Parties resulting from such inaccuracies or nonperformances described in clauses (i) and (ii) of this sentence reasonably would not be expected to exceed the Threshold Amount, then, assuming that all of the other conditions set forth in Section 6.1 have been satisfied, and provided such inaccuracy or such default is not the result of any intentional misconduct on the part of any Seller or the HdC Parent, Purchaser shall be obligated to proceed to Closing with no reduction in the Adjusted Gross Purchase Price or the HdC Interest Purchase Price, and Purchaser's sole and exclusive remedies with respect thereto shall be as provided in Sections 10.3 and 10.4 (with the Losses incurred by the Purchaser Indemnified Parties carried forward and applied against the Deductible with respect to Surviving Claims).

10.2	Default by Purchaser.

(a)           If the Closing does not occur due to Purchaser's failure or inability to perform any of its obligations hereunder in any material respect, then Sellers, as their sole and exclusive remedy, shall elect either: (x) to terminate this Agreement and receive the Deposit (pro rata based on their Percentage Share) as liquidated damages for breaches occurring prior to the Closing Date, in which event (A) Sellers shall retain their right to enforce the Inspection Agreement, the Confidentiality Agreement and the provisions of Section 8.6 which expressly survive a termination of this Agreement, and (B) all other rights and obligations of Sellers and Purchaser hereunder (except those referenced in clause (A)) shall terminate immediately; or (y) to waive such matter or condition and proceed to Closing.

(b)           IF SELLERS TERMINATE THIS AGREEMENT AS PROVIDED IN CLAUSE (x) OF SECTION 10.2(a) AND RECEIVE THE DEPOSIT (PRO RATA BASED ON THEIR PERCENTAGE SHARE), THE PARTIES ACKNOWLEDGE AND AGREE BY INITIALING THIS SECTION 10.2(b) THAT: (I) IN THE EVENT OF SUCH A DEFAULT, SELLERS WILL INCUR CERTAIN COSTS AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN; AND (II) THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUFFERED BY SELLERS BY REASON OF SUCH A DEFAULT, AND THE DEPOSIT AND INTEREST IS NOT AN AMOUNT WHICH IS UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS MADE (PURCHASER ACKNOWLEDGING AND AGREEING THAT PURCHASER HAS FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 10.2(b) AND SUCH CIRCUMSTANCES PRIOR TO ENTERING INTO THIS AGREEMENT AND HAS CONSULTED WITH PURCHASER'S COUNSEL WITH RESPECT THERETO); AND (III) UPON DELIVERY TO ESCROW AGENT BY SELLERS' REPRESENTATIVE OF WRITTEN NOTICE OF THEIR ELECTION TO TERMINATE THIS AGREEMENT AS PROVIDED IN CLAUSE (i) OF SECTION 10.2(a) SELLERS SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT (PRO RATA BASED UPON THEIR PERCENTAGE SHARE), TOGETHER WITH ALL INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES, AND PURCHASER SHALL FORTHWITH INSTRUCT ESCROW AGENT TO RELEASE THE DEPOSIT AND ALL INTEREST EARNED THEREON TO SELLERS AND TO RETURN TO SELLERS ALL DOCUMENTS AND INSTRUMENTS THERETOFORE DEPOSITED INTO THE ESCROW BY OR ON BEHALF OF THEM; PROVIDED, HOWEVER, THAT THE

DEPOSIT SHALL BE IN ADDITION TO AND NOT IN LIEU OF ANY AMOUNTS OWED TO SELLERS BY PURCHASER AS A RESULT OF INDEMNITIES AND OTHER PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE ITS TERMINATION; AND PROVIDED FURTHER, THAT SELLERS SHALL BE ENTITLED TO RECOVER FROM PURCHASER ATTORNEYS' FEES AND OTHER OUT-OF-POCKET COSTS INCURRED BY THEM IN CONNECTION WITH THE ENFORCEMENT OR DEFENSE OF OBLIGATIONS CONTAINED IN THIS SECTION 10.2.

IN FURTHER EVIDENCE OF THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION, SELLERS AND PURCHASER HAVE INITIALED BELOW:

SELLERS:__________	PURCHASER:____________

10.3        Surviving Claims. Any claim for any breach or inaccuracy of a representation or warranty made or contained (or deemed contained) in Articles III or IV for which Section 10.1 expressly provides that this Section 10.3 shall govern, or which is discovered after Closing, shall survive Closing for twelve (12) months as to the representations and warranties made and contained (or deemed contained) in Articles III and IV, after which such representations and warranties shall merge into the Closing Documents (collectively, the "Surviving Representations"), except to the extent that any such breach or inaccuracy has otherwise been waived pursuant to Section 6.5, Section 10.1 or elsewhere in this Agreement. Any claim arising out of a default in the performance by any Seller of its obligations under this Agreement to be performed on or prior to Closing for which Section 10.1 expressly provides that this Section 10.3 shall govern shall survive Closing for twelve (12) months after which such obligations shall merge into the Closing Documents (a "Surviving Covenant").

Any claim (a "Surviving Claim") arising out of (i) a breach of a Surviving Representation or (ii) a default of a Surviving Covenant, shall be forever barred unless Purchaser, as its sole and exclusive remedy for a Surviving Claim, (a) no later than the first anniversary of the Closing Date delivers to Sellers a written notice of the Surviving Claim setting forth the basis for such Surviving Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting same), and (b) no later than six (6) months following the giving of such notice, if the claim has not been resolved by such time, files a complaint or petition against the applicable Seller(s) alleging such Surviving Claim in an appropriate Federal district or state court in Los Angeles County, California. Purchaser hereby acknowledges and agrees that Purchaser's exclusive remedies for any Surviving Claim shall be limited to the provisions for indemnification set forth in Section 10.4, and Purchaser hereby waives and relinquishes all other rights and remedies available to it at law, in equity or otherwise (including, without limitation, the right to seek damages or equitable relief from Sellers or their Affiliates on account thereof).

The provisions of this Section 10.3 shall survive the Closing.

10.4	Indemnity.

(a)           Subject to Section 10.3, effective upon the Closing, each Seller shall indemnify Purchaser, the Acquired Entities and their respective Affiliates and its and their respective officers, directors, employees, agents and representatives (each a "Purchaser Indemnified Party") and hold each of them harmless against any out-of-pocket damages, costs, liabilities, losses, judgments, Taxes, penalties, fines, expenses or other costs, including reasonable attorneys fees, costs of defense and costs of collection but not lost profits, consequential damages or punitive damages (collectively, "Losses") incurred by any such Purchaser Indemnified Parties with respect to any Surviving Claim resulting from (i) any breach of Article III Representations and Warranties or Article IV Representations and Warranties or (ii) any breach of a Surviving Covenant of any Seller; provided, however, that (x) no amounts shall be payable by Sellers unless and until the aggregate amount otherwise payable by Sellers in the absence of this clause exceeds the sum of One Million Dollars ($1,000,000) (the "Deductible"), less any amounts applied against Deductible pursuant to Sections 10.1(a) or 10.1(b) (the "Reduced Deductible") (it being understood that in the event the Closing proceeds in accordance with Section 10.1(a), the Reduced Deductible shall be zero), in which event Sellers shall be liable for the amount (if any) in excess of the Reduced Deductible (pro rata based upon their Percentage Share), and (y) in no event shall the amount payable by any Seller under this Section 10.4(a) exceed, in the aggregate, the Indemnification Amount deposited in the Indemnification Escrow, it being understood and agreed that the Indemnification Amount shall be the sole and exclusive source of funds for any claim for indemnification pursuant to this Section 10.4(a).

(b)           Purchaser shall indemnify and hold each Seller and its Affiliates and its and their respective officers, directors, employees, agents and representatives (each a "Seller Indemnified Party") and hold each of them harmless against any Losses incurred by any such Seller Indemnified Party arising from or relating to: (i) any breach of any of the representations and warranties made by Purchaser in this Agreement; (ii) any beach of the covenants and agreements made by Purchaser in this Agreement or any of the Closing Documents; and (iii) any Losses or liabilities which have resulted in a reduction of the HdC Interest Purchase Price under Article II or any other provision of this Agreement (whether by way of a direct adjustment thereto, an adjustment of the Adjusted Gross Purchase Price or otherwise).

(c)           For all purposes of this Article X, "Losses" shall be net of (i) any insurance (other than any self-insured retention program) or other recoveries paid by a third-party to the Indemnified Party or its Affiliates in connection with the facts, events or circumstances giving rise to the right of indemnification and (ii) any net Tax benefit available to such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including the net present value of any Tax benefit arising in subsequent taxable years).

10.5.      Indemnification Procedures.      Upon the occurrence of any event giving rise to a claim for indemnification (an "Indemnification Claim") under any provision of this Agreement or any Closing Document, the party seeking indemnification (the "Indemnified Party") shall promptly notify the other party (the "Indemnitor") of such Indemnification Claim and provide the Indemnitor with copies of any documents describing or otherwise bearing on the subject matter of such indemnification obligation; provided, however, that the failure to notify Indemnitor shall not relieve Indemnitor from any liability which Indemnitor may have under the Indemnification Claim except to the extent that it has been materially prejudiced by such failure. Indemnitor shall be entitled to participate in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnitor to the Indemnified Party of its election to assume the defense of such claim, action, suit or proceeding, Indemnitor shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof except as provided in the following sentence. The Indemnified Party shall have the right to employ separate counsel in any such claim, action, suit or proceeding and to participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnitor in writing, (ii) there is, in the reasonable opinion of independent counsel, a conflict concerning any material issue between the position of the Indemnitor and the Indemnified Party, in which case if the Indemnified Party notifies Indemnitor in writing that it elects to employ separate counsel at the expense of Indemnitor, then Indemnitor shall not have the right to assume the defense of the claim, action, suit or proceeding on behalf of the Indemnified Party, but in such event the Indemnitor shall not be required to pay the charges and expenses of counsel other than (i) counsel retained by Indemnitor to assume the defense of one or more Indemnified Parties and (ii) one separate counsel retained by all other Indemnified Parties. Nothing set forth herein is intended to or shall impair the right of any Indemnified Party to retain separate counsel at its own expense. If the Indemnitor does not elect to engage attorneys or other persons to defend against such claim, action, suit or proceeding, the Indemnitor shall pay the reasonable charges and expenses of such attorneys and other persons as are engaged by the Indemnified Party on a current basis within thirty (30) days after submission of invoices or bills therefor, provided that the Indemnified Party shall promptly repay to the Indemnitor the amount of any such charges and expenses if it is ultimately determined that the Indemnified Party was not entitled to be indemnified in connection with such matter. The Indemnitor will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim unless, (i) Indemnitor shall have given the Indemnified Party reasonable prior written notice thereof and shall have obtained an unconditional release of the Indemnified Party from all liability arising out of such claim, action, suit or proceeding, or (ii) Indemnitor reaffirms in writing its indemnity obligations hereunder regardless of Applicable Laws to the contrary. As long as Indemnitor has complied with its obligations to defend and indemnify, Indemnitor shall not be liable for any settlement made by the Indemnified Party without the consent of Indemnitor (which consent shall not be unreasonably withheld or delayed).

10.6        Exclusive Remedy. The provisions for indemnification set forth in this Article X are the exclusive remedies of Sellers, HdC Parent and Purchaser arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise. The sole source of funds for any Claim under this Article X by Purchaser shall be amounts held under the Indemnification Escrow in accordance with the terms thereof.

ARTICLE XI

TAX MATTERS

11.1	Tax Returns.

(a)           Sellers shall prepare, or shall cause to be prepared, and shall file or cause to be filed, all income Tax Returns of any Acquired Entity for taxable years that end on or before the Closing Date, and all other Tax Returns the due date of which is before the Closing Date. Purchaser shall cooperate, and cause each Acquired Entity to cooperate, with the reasonable requests of the Sellers in connection with the filing of any such Tax Return, including, without limitation, the execution of any such Tax Return (provided that such Tax Return is complete in all material respects and there is a reasonable basis for the positions taken in such Tax Return) or of any other document required to be filed with any Taxing Authority in connection therewith. Except as required by Applicable Law, such Tax Returns shall be prepared in a manner that is consistent with past practice. The KSL Tax Reserve shall be used to pay the 2005 and 2006 income Taxes owed by KSL DC Corporation through the date of Closing (without giving effect to the closing of the transactions contemplated hereby and the Transaction Documents).

(b)           Purchaser shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns of the Acquired Entities, other than the Tax Returns for KSL DC Corporation which shall be prepared and filed by (or caused to be prepared and filed by) KSL. Except as required by Applicable Law, such Tax Returns shall be prepared in a manner that is consistent with past practice. Sellers and Purchaser shall each deliver to the other a copy of any Tax Returns prepared by them or at their direction covering any period ending on or prior to the Closing Date, completed in draft form, at least fifteen (15) days before the due date thereof for the review of such other party. The parties shall in good faith attempt to resolve any differences in the positions taken on such Tax Returns in the event of a dispute or disagreement.

11.2        Contests. For purposes of this Agreement, a "Contest" is any audit, court proceeding or other dispute with respect to any tax matter that affects an Acquired Entity. Unless Purchaser has previously received written notice from Sellers of the existence of such Contest, Purchaser shall give written notice to Sellers of the existence of any Contest relating to a Tax matter arising in a period ending on or before the Closing Date within ten (10) days from the receipt by Purchaser of any written notice of such Contest, but no failure to give such notice shall relieve the Seller of any liability hereunder. Unless Sellers have previously received written notice from Purchaser of the existence of such Contest, the applicable Seller shall give written notice to Purchaser of the existence of any Contest for which Purchaser has responsibility within ten (10) days from the receipt by such Seller of any written notice of such Contest. Purchaser, on the one hand, and Sellers, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other's representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, Tax Returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files. If Sellers could be liable for any Tax resulting from such Contest, Sellers shall, at their election, have the right to represent an Acquired Entity's interests in any Contest relating to a Tax matter arising in a period ending on or before the Closing Date or with respect to KSL DC Corporation, arising in any period, to employ counsel of their choice at Sellers' expense and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that Purchaser shall have the right to consult with the Sellers regarding any such Contest that may affect such Acquired Entity for any periods ending after the Closing Date at Purchaser's own expense; and provided further, that any settlement or other disposition of any such Contest, other than with respect to a Contest that may affect KSL DC Corporation, may only be with the consent of Purchaser, which consent will not be unreasonably withheld.

11.3        Survival. Notwithstanding anything contained herein to the contrary, all obligations under this Article XI shall survive the Closing hereunder and continue until 90 days following the expiration of the period of limitations applicable to the related Tax.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1        Completeness; Modification. Except as otherwise expressly provided herein, this Agreement, the Closing Documents, the Inspection Agreement and the Confidentiality Agreement, constitute the entire agreement between the parties hereto, and supersede all prior discussions, understandings, agreements and negotiations between the parties hereto with respect to the transactions contemplated hereby. Subject to Section 12.7, this Agreement may be modified only by a written instrument duly executed by the parties hereto.

12.2        Assignments. Except as provided in Section 7.16, none of Purchaser, Sellers or HdC Parent may assign their rights hereunder without the prior written consent of the other parties hereto, and any such assignment shall not relieve the assignor of its obligations under this Agreement. Purchaser may, subject to Sellers’ approval (not to be unreasonably withheld) designate one or more Affiliates to take title to and acquire some or all of the Transferred HdC Interests, and to perform Purchaser's obligations with respect to the Closing, including execution and delivery of Closing Documents, provided that no designation pursuant to the preceding sentence shall relieve the Purchaser from liability for performance of its obligations hereunder or under the Closing Documents executed by the designee, except with the express written consent of the other parties hereto.

12.3        Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

12.4        Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day other than a Business Day, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first Business Day following such non-Business Day. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not Business Days.

12.5        Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of California without regard to its principles of conflicts of law. The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto against any other party in respect of any matter arising out of or in connection with this Agreement. All disputes, litigation, proceedings or other legal actions by a party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the courts of the State of California sitting in Los Angeles County, California, or of the United States sitting in the Central District of California. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of California sitting in Los Angeles County, California and of the United States sitting in the Central District of California in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement. Each party further agrees that any service of process or summons in connection with any such dispute, litigation, action or proceeding may be served on it by mailing a copy of such process or summons in the manner required by applicable law.

EACH OF SELLERS AND PURCHASER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OF THE OTHERS ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTION WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY IN CONNECTION HEREWITH. THE PROVISIONS OF THIS SECTION 12.5 SHALL SURVIVE THE CLOSING.

12.6        Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of each party hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Facsimile signatures shall have the same valid and binding effect as original signatures.

12.7        Sellers' Representative. Except as otherwise provided in this Section 12.7, KSL II Management Operations, LLC (or such wholly-owned Affiliate thereof as it may hereafter designate in writing to Sellers and Purchaser) is hereby appointed as the representative of Sellers under this Agreement ("Sellers' Representative"), and shall act as exclusive agent and attorney-in-fact to act on behalf of each Seller with respect to any and all matters, claims controversies, or disputes arising out of the terms of this Agreement. Sellers' Representative shall have the power to take any and all actions which Sellers' Representative believes are necessary or appropriate or in the best interests of Sellers, as fully as if each such Seller was acting on its own behalf with respect to all matters concerning Sellers or any of them following the Closing Date, including with respect to (i) all claims for indemnification under this Agreement, and (ii) the resolution of all matters related to the purchase price adjustment under Article II, and Sellers' Representative may take any action, or no action, in connection therewith as Sellers' Representative may deem appropriate as effectively as any Seller could act itself, including the settlement or compromise of any dispute or controversy;

provided that this Agreement shall not be amended, waived or modified without the consent of each party hereto. The authority granted hereunder is deemed to be coupled with an interest. To the extent Sellers' Representative is permitted to take action pursuant to this Section 12.7, Purchaser shall have the right to rely on any actions taken or omitted to be taken by Sellers' Representative as being the act or omission of any Seller, without the need for any inquiry, and any such actions or omissions shall be binding upon each Seller. Sellers' Representative shall incur no liability or expense as a result of any action taken in good faith hereunder, including any legal fees and expenses. Notwithstanding the foregoing, the provisions of this Section 12.7 shall not apply to any claim for indemnification against any Seller pursuant to Section 10.4(a), which claim shall be defended solely by the Seller against which such claim is made.

12.8        Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law, unless such severance would cause a materially adverse economic result to the party against whom this Agreement is sought to be enforced.

12.9        Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission (provided a copy is also sent the same day by overnight courier), sent prepaid for next Business Day delivery by Federal Express (or a comparable overnight delivery service), at the addresses and with such copies as designated below.

If to HdC Parent or Sellers:
KSL II Management Operations, LLC 50-905 Avenida Bermudas La Quinta, California 92253 Attn: Eric Resnick Nola Dyal, Esq. Facsimile: (760) 564-8005
and:	Kohlberg Kravis Roberts & Co. 9 West 57th Street Suite 4200 New York, NY 10019 Attn: John Saer Tagar Olson Facsimile: (212) 750-0003

and:	Gibson, Dunn & Crutcher, LLP 333 South Grand Avenue Los Angeles, California 90071 Attn.: Michael Sfregola, Esq. Facsimile: (213) 229-6558
If to Sellers' Representative:	KSL II Management Operations, LLC 50-905 Avenida Bermudas La Quinta, California 92253 Attn: Eric Resnick Nola Dyal, Esq. Facsimile: (760) 564-8005
If to Purchaser:	SHC Del Coronado, L.L.C. c/o Strategic Hotel Capital 77 West Wacker Drive, Suite 4600 Chicago, Illinois 60601 Attn.: Laurence Geller/Paula Maggio Facsimile: (312) 658-5794
and:	Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 Attn.: Douglas A. Raelson, Esq. Facsimile: (212) 230-7644
If to Escrow Agent:	First American Title Insurance Company 500 South Hope Street, Suite 1950 Los Angeles, California 90071 Attn.: Liz Aguilar Facsimile: (213) 947-4028

Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other parties and Escrow Agent in a manner described in this Section 12.9. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

In the case of any notice or communication which by the terms of this Agreement will result in an automatic consequence (such as a deemed approval or termination) after a specified period in the absence of a response or other action by the recipient, such notice shall expressly state that such consequence will occur after such specified period in the absence of such response or action.

12.10     Escrow Agent. Escrow Agent referred to in the definition thereof contained in Section 1.1 has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (i) to any of the parties for any act or omission to act, except for its own negligence or willful misconduct;

(ii) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (iii) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (iv) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; and (v) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of the Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in Los Angeles County, California, and pay into the registry of the court the Deposit, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability with respect to the Deposit as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent's compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

12.11     Incorporation by Reference. All of the exhibits and schedules hereto are by this reference incorporated herein and made a part hereof.

12.12     Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including without limitation (i)  the obtaining of all necessary consents, approvals or waivers from third parties, and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, but which are not inconsistent with this Agreement.

12.13     No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and buyer specifically established hereby.

12.14	Time of Essence. Time is of the essence with respect to every provision hereof.

12.15      Press Releases. Each Seller, on the one hand, and Purchaser, on the other hand, hereby covenants that (i) prior to the Closing it shall not issue any press release or public statement (or modify or amend any previously issued press release or public statement) with respect to the transactions contemplated by this Agreement without the prior consent of the other parties hereto, except to the extent required by Applicable Law or the regulations of the Securities and Exchange Commission or stock exchange, and (ii) after the Closing, any press release issued by any Sellers or Purchaser shall be subject to the review and approval of all such parties (which approval shall not be unreasonably withheld).

12.16     Signatory Exculpation. The individual signatories for the parties hereto are executing this Agreement in their capacities as representatives of such parties and not individually and, therefore, shall have no personal or individual liability of any kind or nature in connection with the execution of this Agreement and the documents contemplated by it.

12.17     Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement, unless otherwise indicated by the context:

(a)           Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)           All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)	References to "including" shall mean "including without limitation".

(c)           The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)           Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

12.18     No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded, other than upon and to give public notice of the filing of an action for specific performance of this Agreement pursuant to Section 10.2(a).

12.19     No Recourse. Notwithstanding anything contained herein to the contrary or any rights of Purchaser at law or in equity, in the event of any default or breach by Sellers under this Agreement, Purchaser's remedies (in addition to being subject to the limitations set forth in Article X) shall in all events be restricted to enforcement of its rights against the property and assets of Sellers and no recourse shall be had to any of the partners, members or shareholders of Sellers personally or to any property and assets of any of the members, partners or shareholders of Sellers.

12.20     Survival. The provisions of this Article XII shall survive Closing. All of the representations and warranties and covenants of the parties contained in this Agreement shall not survive the Closing and shall merge into the Closing Documents, unless otherwise expressly provided in this Agreement. Upon Closing, any breach or default of any such representations or warranties or covenants that do not expressly survive the Closing, whether known or unknown, shall be deemed waived by proceeding to Closing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names by their respective duly authorized representatives.

SELLERS

KSL RECREATION HOLDINGS I, LLC, a
Delaware limited liability company

By:	KKR MILLENNIUM FUND L.P.,
Managing Member

By:	KKR ASSOCIATES
MILLENNIUM L.P.,
its General Partner

By:	KKR ASSOCIATES
MILLENNIUM
GP LLC, its General Partner

By:/s/ Paul E. Raether
Name: Paul E. Raether
Title: Member

By:	KKR PARTNERS III, L.P.,
Member

By:	KKR III GP, LLC
its General Partner

By:/s/ Henry R. Kravis
Name: Henry R. Kravis
Title: Member

KSL RECREATION MANAGEMENT
OPERATIONS, LLC, a Delaware
limited liability company

By:_________________________________
Name:
Title: Member

KSL RECREATION MANAGEMENT
CORPORATION, Managing Member

By:/s/ Eric Resnick
Name: Eric Resnick
Title: Vice President

PURCHASER
SHC DEL CORONADO, L.L.C., a Delaware
limited liability company
By:/s/ Lawrence Geller
Name: Lawrence Geller
Title: President and CEO

RECEIPT OF ESCROW AGENT

First American Title Insurance Company, as Escrow Agent, acknowledges receipt of the sum of $10,000,000 on Effective Date by wire transfer from Purchaser as described in Section 2.4 of the Agreement, said amount to be held pursuant to the terms and provisions of the Agreement.

DATED this ____ day of October, 2005.

First American Title Insurance Company
By: Name: Title:

EXHIBIT A

HOTEL LEGAL DESCRIPTION

[To Be Provided]

A-1

EXHIBIT B

NORTH BEACH LEGAL DESCRIPTION

[To Be Provided]

B-1

EXHIBIT C

FINANCIAL STATEMENTS

[To Be Provided]

C-1

EXHIBIT D

CERTIFICATE OF NON-FOREIGN STATUS

[To Be Provided]

D-1

EXHIBIT E

HdC INTEREST ASSIGNMENT

[To Be Provided]

E-1

EXHIBIT F

INDEMNIFICATION ESCROW AGREEMENT

[To Be Provided]

F-1

EXHIBIT G

NORTH BEACH PLAN AND BUDGET

[To Be Provided]

G-1

EXHIBIT H

REPLACEMENT DEBT CRITERIA

[To Be Provided]

H-1